                                                                    EXHIBIT 10.5

                                January 4, 1996

         Tenant shall use its best efforts to get approval from the City of Minneapolis to enclose the Farmers Market Area. In the event Tenant is unable to secure such approval and the Farmers Market Area is not enclosed and occupied by Tenant, then Landlord and Tenant shall modify the Lease to remove the Farmers Market Area from the Premises to adjust Annual Minimum Rent and Percentage Rent Breakpoints on a pro-rata basis.


                                      LANDLORD:        CALHOUN SQUARE ASSOCIATES
                                                       LIMITED PARTNERSHIP

                                      By      Calhoun Square Associates
                                              General Partner of Calhoun
                                              Square Associates Limited
                                              Partnership

                                      By      RHH Limited Partnership
                                              General Partner of Calhoun
                                              Square Associates

                                      By ______________________________________
                                              General Partner of
                                              RHH Limited Partnership


                                      TENANT: LAKE & HENNEPIN BBQ
                                              AND BLUES, INC.

                                      By_______________________________________

                                           Its_________________________________

SHOPPING CENTER LEASE





CALHOUN SQUARE

Minneapolis, Minnesota





                    LANDLORD:  CALHOUN SQUARE ASSOCIATES
                               LIMITED PARTNERSHIP




                    TENANT:    LAKE & HENNEPIN BBQ AND
                               BLUES, INC.

                               TABLE OF CONTENTS

Article                                                               Page
-------                                                               ----

I - PERTINENT DATA  . . . . . . . . . . . . . . . . . . . . . . . . . .  2

II -- PREMISES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

III -- TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

IV -- MINIMUM RENT  . . . . . . . . . . . . . . . . . . . . . . . . . .  6

V -- PERCENTAGE RENT  . . . . . . . . . . . . . . . . . . . . . . . . .  7

VI - SALES REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . 10

VII -- ADDITIONAL RENT  . . . . . . . . . . . . . . . . . . . . . . . . 10

VIII -- CONSTRUCTION AND PREPARATION OF LEASED PREMISES . . . . . . . . 11

IX - USE OF PREMISES  . . . . . . . . . . . . . . . . . . . . . . . . . 12

X -- OPERATION AND MAINTENANCE OF PARKING RAMP AND OTHER COMMON AREAS . 14

XI -- REPAIRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

XII - INSTALLATIONS, ALTERATIONS AND SIGNS  . . . . . . . . . . . . . . 18

XIII - UTILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

XIV - TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

XV - ADVERTISING AND PROMOTION  . . . . . . . . . . . . . . . . . . . . 21

XVI - INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

XVII - INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

XVIII - ACCESS TO Premises  . . . . . . . . . . . . . . . . . . . . . . 29

XIX - DAMAGE BY FIRE OR OTHER CASUALTY  . . . . . . . . . . . . . . . . 29

XX - EMINENT DOMAIN . . . . . . . . . . . . . . . . . . . . . . . . . . 30

XXI - ASSIGNMENT AND SUBLETTING . . . . . . . . . . . . . . . . . . . . 32

XXII - COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . . . 33

XXIII - FAILURE TO DO BUSINESS  . . . . . . . . . . . . . . . . . . . . 34

XXIV - DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

XXV - SECURITY DEPOSIT  . . . . . . . . . . . . . . . . . . . . . . . . 41

XXVI - SURRENDER OF POSSESSION  . . . . . . . . . . . . . . . . . . . . 42

XXVII - FINANCIAL ABILITY OF TENANT . . . . . . . . . . . . . . . . . . 43

XXVIII - SUBORDINATION  . . . . . . . . . . . . . . . . . . . . . . . . 43

XXIX - QUIET ENJOYMENT  . . . . . . . . . . . . . . . . . . . . . . . . 44

XXX - CORPORATE TENANT  . . . . . . . . . . . . . . . . . . . . . . . . 44

XXXI - TENANT'S STATEMENT . . . . . . . . . . . . . . . . . . . . . . . 44

XXXII - RULES AND REGULATIONS, HOURS  . . . . . . . . . . . . . . . . . 45

XXXIII - NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

XXXIV - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 46

                                     LEASE

         This Lease Agreement, made and entered into this ____ day of January, 1996, by and between CALHOUN SQUARE ASSOCIATES LIMITED PARTNERSHIP, with offices at 3001 Hennepin Avenue South, Suite 301B, Minneapolis, Minnesota 55408, hereinafter called the "Landlord" and LAKE & HENNEPIN BBQ AND BLUES, INC., hereinafter called the "Tenant," with offices at ________________________
_______________________________.


                                  WITNESSETH:

         That, in consideration of the mutual covenants and agreements herein contained, Landlord and Tenant do hereby agree as follows:

                           ARTICLE I - PERTINENT DATA

         Each reference in this Lease to any of the following terms shall be construed to include the pertinent data set forth below.

         1. PREMISES: The area designated as space No. G-109, consisting of approximately 5,950 square feet, plus the patio adjacent thereto consisting of approximately 1,445 square feet (which area shall not be included in determining the gross leasable area of the Premises as provided in Article II,
Section 3), and the currently existing farmers' market area (hereinafter the "Farmers Market Area") immediately east of space no. G-108 and G-109 consisting of approximately 1,050 square feet, all as further described in Article II.
The leasable area as to which rent is payable is 7,000 square feet in aggregate.

         2.      TERM:    Fifteen full lease years, commencing on June 1, 1996
and ending on May 31, 2011. In addition, Tenant shall have options for two extended terms of five (5) years each as provided in Exhibit F, Section 8.

         3. PERMITTED USE: A full-service bar-b-que restaurant having a full-service bar and providing live blues entertainment with take-out dining available. In addition, Tenant shall be permitted to sell related merchandise bearing Tenant's trade name and/or logo, pre-recorded music by bands appearing live at the Premises, and merchandise such as t-shirts related to such bands, provided such merchandise and music sales shall be incidental to Tenant's primary restaurant, bar and entertainment use.

         4.      ANNUAL MINIMUM RENT:

         (a) For each year during the initial ten (10) years of the term of the Lease (i.e., through May 31, 2006), annual minimum rent shall be $126,000 per year, payable $10,500 per month.

         (b) Provided that Tenant completes its improvements (except for punch list items which do not prevent Tenant from operating) and opens for business on or before August 1, 1996 (subject to delays by reason of Acts of God, the negligence of Landlord or unreasonable delays by Landlord in reviewing Tenant's plans and specifications or other cause beyond the control of Tenant, provided that Tenant shall promptly notify Landlord in writing of such delays and shall use due diligence to overcome such delays as expeditiously as possible), and further provided that Tenant has met the requirements of Exhibit F, Section 6 as to the cost of tenant improvements, and further provided that Tenant is not in default beyond applicable cure periods of any of the covenants, terms and conditions of the Lease to be performed by Tenant, Tenant shall have a credit of $250,000 against the annual minimum rent next coming due hereunder. (See also Exhibit F, Section 69.)

         (c) For the five (5) years beginning on June 1, 2006 and ending May 31, 2011, annual minimum rent for each year during the first five (5) year extended term shall be $168,000 per year, payable $14,000 per month.

         (d) If Tenant effectively exercises the first option to extend the term of the Lease for an additional period of five (5) years beginning on June 1, 2011, annual minimum rent for each year during the first five (5) year extended term shall be $182,000 per year, payable $15,167 per month.

         (e) If Tenant effectively exercises the second option to extend the term of the Lease for an additional period of five (5) years beginning on June 1, 2016, annual minimum rent for each year during the second five (5) year extended term shall be $210,000 per year, payable $17,500 per month.

         5. PERCENTAGE RENT RATE: Five percent (5%) of annual gross sales. Accordingly, for each year during the initial ten (10) years of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $2,520,000; for each year of the next five years (i.e., June 1, 2006 - May 31, 2011) of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $3,360,000; for each year of the first option term of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $3,640,000; and for each year of the second option term of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $4,200,000. Notwithstanding anything to the contrary, provided that Tenant is not in default beyond applicable cure periods of any of the covenants, terms and conditions of the Lease to be performed by Tenant, Tenant shall have a credit against annual percentage rent coming due in each of the first five (5) full fiscal years of the initial term of $12,500. The maximum credit for which Tenant is eligible hereunder shall be $62,500. To the extent the full $12,500 credit is not used in any year, it shall be lost, it being the agreement of the parties that the credits shall not be cumulative.

         6. TENANT'S TRADE NAME: Famous Dave's BAR-B-QUE or Famous Dave's BAR-B-QUE & Blues.

         7.      SECURITY DEPOSIT: $0.00

         8. COMMENCEMENT DATE: June 1, 1996. Tenant shall have the right of early possession as provided in Exhibit F, Section 9 for purposes of preparing the Premises for occupancy.

         9. ADDITIONAL PROVISIONS: Exhibit F contains additional provisions and amendments to this Lease. In the event of any conflict between the provisions contained in Exhibit F and any other provision of this Lease and its Exhibits, the provisions of Exhibit F shall control.

                             ARTICLE II -- PREMISES

         SECTION 1. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for the term, at the rental and upon the covenants and conditions set forth herein, the Premises outlined in red on Exhibit B. The Premises, having the gross leasable area as set forth in Article I, which Landlord and Tenant hereby conclusively agree represents the gross leasable area of the Premises for all purposes of this Lease, constitute a part of a shopping center, commonly known as Calhoun Square Shopping Center, at the Southeast corner of Hennepin Avenue and Lake Street, in the City of Minneapolis, County of Hennepin, State of Minnesota. The term "shopping center," as used herein, shall mean all land, buildings or other improvements owned or leased by Landlord within the boundaries of the tract indicated on Exhibit A. Landlord reserves the right to use the exterior walls and the roof of, and the right to install, maintain, use and repair pipes, ducts, conduits, vents and wires through, the Premises. Landlord shall be entitled to permit other tenants, utility companies and others to exercise such rights. Landlord and anyone else exercising such rights shall use reasonable efforts to avoid unreasonable interference or disturbance of Tenant's decoration or operations within the selling area of the Premises in connection with such installation. Notwithstanding the description of the Premises herein or the depiction of the shopping center on Exhibit B, Landlord may at any time, in its sole discretion, and with or without monetary gain to it or others, increase, reduce, rearrange or change the number, dimensions, or locations of the shopping center buildings, common areas, and parking areas as Landlord shall determine, or devote the same to other purposes either temporarily or permanently; add permanent or portable kiosks, carts or other sales facilities; build additional stories on any building or build adjoining the same; and change store sizes and the identity and type of other stores or tenancies. No such changes, or any of them, shall invalidate or affect this Lease nor result in any liability of Landlord to Tenant. Landlord and Tenant shall, on request by either, modify Exhibit B to reflect any such change(s).

         SECTION 2. The exhibits hereto set forth the general layout of the shopping center and may indicate certain existing or proposed store divisions and the identities and locations of certain tenants, but neither said exhibits nor anything else shall be deemed to be or contain any warranty, representation or agreement on the part of the Landlord that any of said matters shall be exactly as indicated on said exhibits or that any particular merchant shall open or remain open for business, or as to the identity, type, number or size of other stores or tenancies in the shopping center.

         SECTION 3. If, by reason of casualty, condemnation or a shift in the location of the Premises, the Premises shall be increased or reduced in size, then the gross leasable area of the premises shall be measured from the outside of exterior walls or of those walls facing corridors or stairways or other common areas and from the mid-point of walls common to adjacent tenant premises. No deduction shall be made for columns or other structural or mechanical elements within the Premises. If the Premises includes any mezzanine, terrace, deck, plaza or outdoor area, all of such area shall be included in calculating the gross leasable area of the Premises. If any storage areas are separately leased to Tenant, such areas shall be excluded in calculating the gross leasable area of the Premises.

         SECTION 4. The term "gross leasable area in the shopping center," as hereinafter used, shall be deemed to mean the total gross leasable area in all buildings in the shopping center (as initially constructed or as hereinafter enlarged or reduced) which is from time to time designated by Landlord for occupancy by tenants of the shopping center, excluding the square footage of building roofs, common areas (as defined in Article X hereof), outdoor sales areas, and any storage areas separately used by tenants. All measurements shall be made in the manner set forth in Section 3 of this Article.

                              ARTICLE III -- TERM

         SECTION 1. The term of this Lease and Tenant's obligation to pay rent and all other charges shall commence upon that date (hereinafter called the "Commencement Date") which is the earlier of (a) the Commencement Date specified in Article I, or (b) the date upon which Tenant shall open the Premises for business to the public. The term of this Lease shall continue thereafter for the period specified in Article I. As used in this Lease, the term "lease year" means a 12 calendar month period beginning on the Commencement Date if it is the first day of a calendar month and otherwise beginning on the first day of the first full calendar month following the Commencement Date. If the Commencement Date is other than the first day of a calendar month, the period beginning on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs shall be referred to as a "partial lease year."

         SECTION 2. Within seven (7) days following the Commencement Date, Tenant shall deliver to Landlord a signed and completely filled in Tenant's Estoppel Certificate (in the form of Exhibit "D").

                           ARTICLE IV -- MINIMUM RENT

         SECTION 1. The annual minimum rent payable during the term of this Lease shall be payable by Tenant in equal monthly installments, on or before the first day of each month, in advance, at the office of the Landlord or at such other place designated by Landlord, without prior demand therefore, and without any deduction or set-off whatsoever. If the Commencement Date shall occur upon a day other than the first day of a calendar month, Tenant shall pay, upon the Commencement Date, the minimum rent for the resulting partial lease year prorated on a per diem basis.

         SECTION 2. Tenant waives and disclaims any present or future right to apply any obligation of Landlord to Tenant, however incurred or created, as a set-off against or counterclaim in any action for any payment or part payment of rent owing hereunder (including minimum rent, percentage rent and additional rents), and agrees that it will not claim or assert such right, set-off or counterclaim.

                          ARTICLE V -- PERCENTAGE RENT

         SECTION 1. As used in this Lease, the term "fiscal year" means a 12 calendar month period beginning on February 1 and ending on the following January 31 and the term "partial fiscal year" shall mean a period beginning on the Commencement Date (if other than February 1) and ending on the following January 31 or a period beginning on February 1 and ending on the last day of the term of this Lease (if other than January 31). As used in this Lease the term "Fiscal Year" shall mean any fiscal year or partial fiscal year during the term of this Lease. In addition to the payment of the annual minimum rent, Tenant shall pay to Landlord in the manner, upon the conditions and at the times hereinafter set forth, during each Fiscal Year during the term hereof, a sum equivalent to the amount, if any, by which the percentage specified in
Article I hereof of the gross sales, as hereinafter defined, from all business done in and from the Premises during such Fiscal Year exceeds the minimum rent (other than that for basement storage space, if any) for such Fiscal Year.
Said percentage rent shall be payable as hereinafter provided, at the office of the Landlord or such other place as Landlord may designate, without any prior demand therefor, and without any set-off or deduction whatsoever.

         Percentage rent shall be due and payable in full thirty (30) days after the end of each Fiscal Year during the term of this Lease with respect to gross sales during said Fiscal Year. The first payment of percentage rent shall be due and payable thirty (30) days after the end of the first Fiscal Year for which percentage rent is due. After the first such Fiscal Year for which percentage rental is payable, Tenant shall pay to Landlord with the monthly minimum rental payment, as estimated percentage rent, one-twelfth (1/12th) of ninety percent (90%) of the percentage rent paid for the immediately prior Fiscal Year. If such immediately prior Fiscal Year was a partial fiscal year, the monthly estimated percentage rent payments shall be one-twelfth (1/12th) of ninety percent (90%) of the result obtained by dividing the percentage rent for such immediately preceding partial fiscal year by the number of days in such partial fiscal year and multiplying the resulting quotient by 365. If, at the end of any Fiscal Year, the total amount of estimated percentage rent paid by Tenant exceeds the total amount of percentage rent required to be paid by Tenant for the said Fiscal Year, Tenant shall receive a credit equivalent to such excess which shall be credited against the next payments due hereunder. Any excess estimated percentage rental paid during the last Fiscal Year of the lease term will be refunded to Tenant as soon as the amount of such excess is ascertained. If, at the end of any Fiscal Year, the total amount of estimated percentage rent paid by Tenant is less than the total amount of percentage rent required to be paid by Tenant for said Fiscal Year, the balance shall be due and payable in full thirty (30) days after the end of said Fiscal Year.

         SECTION 2. The term "gross sales," as used herein, means the aggregate dollar amount of all sales of Tenant from business conducted at, upon or from the Premises, whether such sales be evidenced by check, credit, charge account, exchange or otherwise, without reserve or deduction for inability or failure to collect, and shall include, but not be limited to, the amounts received from the sale of goods, wares, merchandise, beverages and food (including gift and merchandise certificates) and for services performed on or at the Premises, together with the amount of all orders taken or received at the Premises, whether such orders be filled from the Premises or elsewhere, and whether such sales be made by means of mechanical or other vending devices in the Premises, and shall include all deposits not refunded to purchasers. If any one or more departments or other divisions of Tenant's business shall be sublet by Tenant or conducted by any person, firm or corporation other than Tenant, (without implying Landlord's consent thereto) then there shall be included in gross sales all the gross sales of such departments or divisions, in the same manner and with the same effect as if the business or sales of such departments and divisions of the Tenant's business had been conducted by Tenant itself. Gross sales shall also include proceeds of business interruption insurance or similar insurance payable with respect to covered losses from business done at or from the Premises and proceeds of employee fidelity insurance payable with respect to covered losses from business done at or from the Premises to the extent such proceeds represent gross sales not previously reported by the Tenant. To the extent that any proceeds of business interruption insurance or similar insurance are paid to Tenant on other than a "gross sales" basis, as between Landlord and Tenant, the amount of recovery shall be recomputed to arrive as nearly as possible at the equivalent of gross sales. Gross sales shall be reduced by the amount of any cash refunds or allowances made on merchandise claimed to be defective or unsatisfactory, provided that the sales price of said merchandise shall have been included in gross sales when originally sold. Gross sales shall not include the amount of any sales, use or gross receipts tax imposed by any federal, state, municipal or governmental authority directly on sales and collected from customers, provided that the amount thereof is added to the selling price or absorbed therein and paid by Tenant to such governmental authority. No franchise or capital stock tax and no income or similar tax based upon income or profits as such shall be deducted from gross sales in any event whatever. Gross sales shall not include merchandise transferred out of the Premises and transported to another store of Tenant or an affiliate of Tenant where such exchange of merchandise is made solely for the convenient operation of the business of Tenant and not for the purpose of consummating a sale which has theretofore been made at, in, or from the Premises nor shall gross sales include merchandise returned by Tenant to shippers or manufacturers. All sales shall be recorded on cash registers equipped with a transaction number control or recorded on sales checks which are numerically controlled. There shall be no adjustment to gross sales for cash shortages.

         SECTION 3. Tenant shall keep in the Premises or some other location mutually agreed on by Landlord and Tenant a permanent accurate set of books and records of all sales of merchandise and all revenue derived from business conducted in the Premises during each day of the term hereof, and all supporting records, including excise tax reports and state sales tax, business and occupation tax and gross income tax reports and all original sales records, cash register ribbons and sales slips or sales checks and any other pertinent original sales records; and such pertinent records will be kept, retained and preserved for at least three (3) years after the expiration of each Fiscal Year or until the completion of any litigation in which they are relevant, whichever is later. All such records, including sales tax reports, state gross income tax reports, business and occupation tax reports and excise tax reports, shall be open to inspection of Landlord and its agents at all reasonable times during ordinary business hours.

         SECTION 4. The acceptance by Landlord of payments of percentage rent shall be without prejudice to the Landlord's right to an examination of the Tenant's books and records of its gross sales and inventories of merchandise at the Premises in order to verify the amount of annual gross sales received by the Tenant. Landlord may, at any reasonable time, cause a complete audit to be made of Tenant's entire business affairs and records relating to the Premises for the period covered by any statement issued by the Tenant as hereinafter set forth. Such audit shall be conducted at the location where the books and records relative thereto are kept as above provided. If such audit shall disclose a liability for percentage rent to the extent of two percent (2%) or more in excess of the percentage rentals theretofore computed and paid by Tenant for such period, Tenant shall promptly pay to Landlord the cost of said audit in addition to the deficiency, which deficiency shall be payable in any event, and in addition, Landlord may, at its option, terminate this Lease upon five (5) days notice to Tenant. Any information obtained by the Landlord as a result of such audit shall be held in strict confidence by Landlord except in any litigation or arbitration proceedings between the parties and except further, that Landlord may disclose such information to its mortgagees and to prospective buyers and lenders.

                           ARTICLE VI - SALES REPORTS

         On or before the fifteenth (15th) day of each calendar month to and including the calendar month following the termination of the term of this Lease, Tenant shall prepare and deliver to Landlord at the place where rent is payable a monthly statement of gross sales during the preceding calendar month verified by the affidavit of Tenant. On or before the thirtieth (30th) day after the end of each Fiscal Year, Tenant shall prepare and deliver to Landlord at the place where rent is payable a yearly statement of gross sales prepared and certified by a certified public accountant as being full, true, and correct and as having been prepared in accordance with generally accepted accounting principles consistently applied, such statement to be delivered whether or not percentage rent is payable.

                         ARTICLE VII -- ADDITIONAL RENT

         SECTION 1. In addition to the minimum rent and percentage rent, all other payments required of Tenant pursuant to the provisions of this Lease shall be deemed, for the purpose of securing the collection thereof, to be additional rent due hereunder whether or not the same be designated as such, including, but not limited to, payments for Utilities (XIII), Common Areas (X), Taxes (XIV), Insurance (XVII) and Advertising and Promotion (XV). Landlord shall have the same rights and remedies upon Tenant's failure to pay the same as for non-payment of the minimum rent, and shall have such rights upon Tenant's failure to pay percentage rent or estimate thereof as well. All such payments of additional rent shall, unless otherwise provided, be paid in monthly installments with the minimum rent payments (and estimated percentage rent, if any). The monthly payments shall be based, in each case, on Landlord's reasonable estimate of such costs made at the beginning of each Fiscal Year; the payments for any partial month shall be pro-rated. If, at the end of any Fiscal Year, the amount paid by Tenant is less than its share, the balance, as shown on Landlord's statement, shall be paid on or before the first day of the following month, and if the amount paid by Tenant is greater than its share, the excess, as shown on said statement, shall be credited against the next payments (whether of rent or otherwise) due hereunder. All provisions dealing with abatement of rent are to be construed to refer to abatement of minimum rent only, and not abatement of any other payment required hereunder.

         SECTION 2. If Tenant shall fail to pay any rent within five (5) days after the due date, Tenant shall be obligated to pay a late payment charge equal to the greater of Fifty and no/l00 Dollars ($50.00) or five percent (5%) of any rent payment not paid when due to reimburse Landlord for its additional administrative costs. In addition, all rent and other payments required of Tenant under the provisions of this Lease shall bear interest commencing five
(5) days after the due date of each payment and continuing until the date actually paid by Tenant, at a rate equal to three (3) percentage points over the prime rate published by Norwest Bank Minnesota, N.A., at the time the payment was due or the maximum rate permissible by law, whichever is less.

                                  ARTICLE VIII
                CONSTRUCTION AND PREPARATION OF LEASED PREMISES

         SECTION 1. Tenant agrees, that any remodeling of the interior and exterior of the Premises shall be at Tenant's sole cost and expense and be in accordance with plans and specifications approved by Landlord. Plans and specifications for improvements shall be submitted for approval promptly after execution of the Lease, and shall meet the requirements for "Tenants Work" set forth in "Exhibit C." Tenant shall complete said work, complete installation of fixtures and equip the Premises for Tenant's occupancy prior to the Commencement Date. Unless otherwise specifically provided herein, Tenant is taking the Premises "AS IS" and Landlord is under no obligation to make any structural or other alterations, decoration, additions or improvements in or to the Premises. By entering the Premises and commencing work, Tenant shall be deemed to have inspected the Premises and to have accepted same.

         SECTION 2. Tenant agrees that all workers of Tenant or any of Tenant's contractors or subcontractors entering upon the Premises for performance of Tenant's Work or for any subsequent repairs or alterations will be union workers.

                          ARTICLE IX - USE OF PREMISES

         SECTION 1. The Premises may be used and occupied by Tenant under Tenant's trade name solely for the retail sale of merchandise falling within the classifications specified in Article I hereof. Tenant shall not use or permit the Premises to be used for any other purpose or purposes or under any other trade name without the prior written consent of Landlord. Tenant shall not sell, offer to sell, or display any item or items of merchandise not within such classifications. Tenant shall at all times operate in and promote the Premises as a first quality retail establishment in accordance with the standards of the shopping center as established by Landlord. In no event shall Tenant in any manner operate in or promote the Premises as a "discount," "off-price," "below market" or similar retailer. The foregoing provision shall not prohibit Tenant from conducting periodic promotional, seasonal or clearance sales of limited duration in the Premises. Tenant agrees to utilize the entire Premises, fully stocked and adequately staffed, during the entire term of this Lease and any renewal thereof, and to conduct its business at all times in good faith, in a high grade and reputable manner, and in such manner as will produce the maximum amount of rent from the Premises. Tenant shall promptly comply with all laws, ordinances, governmental orders and regulations, and insurance company requirements affecting the Premises and the cleanliness, safety, use and occupation thereof. Tenant shall stock in the Premises only such merchandise as Tenant intends to offer for sale at retail in the Premises. Tenant acknowledges that it is Landlord's intent that the shopping center be operated in a manner which is consistent with the highest standards of decency and morals prevailing in the community which it serves. Toward that end, Tenant agrees that it will not sell, distribute, display or offer for sale any item which, or conduct its business in any manner which, in Landlord's good faith judgment is inconsistent with the quality of operation of the shopping center or may tend to injure or detract from the moral character or image of the shopping center within such community. Without limiting the general prohibition against other uses, it is expressly agreed that Tenant will not use the Premises for the sale of liquor, prescription drugs, groceries or food items (except as hereinbefore specifically permitted), pornographic materials, drug-related paraphernalia or any illegal activity.

         SECTION 2. No provision of this Lease is intended to grant an exclusive right to conduct a particular business, sell any particular merchandise or offer any particular service within the shopping center.

         SECTION 3. The Premises shall be used only for business and commercial purposes, and no industrial, manufacturing, packaging, or processing activities shall be conducted therein. Tenant shall not use the Premises for any purpose which increases the rate of premium on or invalidates any policy of insurance covering the shopping center, the operation thereof or any appurtenances thereto; nor conduct any auction, fire sale, closing-out or bankruptcy sales in or about the Premises; nor obstruct the sidewalks or common areas or use the same for business or display purposes; nor abuse any part of the shopping center; nor use plumbing for any purpose other than that for which constructed; nor make or permit any noise or odor objectionable to the public, to other occupants of the building or the Landlord to emit from the Premises; nor create or permit a nuisance thereon; nor do any act tending to injure the reputation of the shopping center; nor place nor permit any radio or television antenna, loudspeaker or sound amplifier, or any phonograph or other devices similar to any of the foregoing on the roof or outside of the building or at any place where the same may be seen or heard outside of the Premises; nor use or permit to be used entrances other than those specified by Landlord for delivery or pick-up of merchandise or supplies to or from the Premises, or permit trucks or other delivery vehicles while being used for any such purpose to be parked at any place except at such facilities as are specifically provided for such purpose; nor use or permit the use of any portion of the Premises as sleeping quarters; nor install or operate in the Premises any mechanical, self-operating or automatic vending machines without Landlord's prior written approval; nor keep or permit the keeping of any animal in or about the Premises; nor distribute or display handbills, posters or other advertising of political or religious nature on or about the Premises or the sidewalks, streets, passageways or public areas within or surrounding the shopping center.

         SECTION 4. Tenant shall keep the Premises clean, safe, and free from rubbish and dirt at all times. Tenant shall store all trash and garbage and make the same available for regular pick-up and cartage in accordance with such rules regarding trash and garbage as Landlord may from time to time establish.

                                   ARTICLE X
       OPERATION AND MAINTENANCE OF PARKING RAMP AND OTHER COMMON AREAS

         SECTION 1. As used in this Lease, the term "common areas" shall mean all of the shopping center improvements except that area which is leased or held for lease to tenants, and shall include but shall not be limited to, access roads, walkways, driveways, sidewalks, parking areas, loading docks and areas, package pick-up stations, courts, ramps, elevators, escalators, landscaped and planting areas, stairways, roof, water, sewer and other utility pipes and conduits serving the shopping center, comfort stations and all other areas and improvements which may be provided from time to time by Landlord for the general use in common of the tenants or customers.

         SECTION 2. Landlord shall have the right to restrict employees generally from parking areas in the parking ramp designated exclusively for customers or others, to enforce parking charges, and to discourage non-customer parking. Upon reasonable request by Landlord, Tenant shall furnish a complete list of the names of the Tenant's employees at the Premises who have automobiles and of the state license numbers of their automobiles, respectively, and the state license number of all motor vehicles operated by Tenant. Revenues derived from the parking ramp shall be applied to offset the expenses of management, operation and maintenance thereof. If said revenues exceed said expenses, the net revenue shall belong to Landlord.

         SECTION 3. Landlord shall manage, operate and maintain the parking ramp and all other common areas and facilities within the shopping center. The manner in which such common areas and facilities shall be managed, operated and maintained and the expenditures therefor shall be at the sole discretion of Landlord. Landlord shall have the right to use the common areas for displays, promotions, programs, games, and other uses which may be of interest to all or part of the general public. Any fees or charges derived from such uses of the common areas (other than parking) shall be added to the promotional Fund to defray the cost of the event from which such fees were derived or other events or promotions.

         All common areas and facilities not within the Premises which Tenant may be permitted to use and occupy, are to be used and occupied under a revocable license, and if the amount of such areas be diminished, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such diminution of such areas be deemed constructive or actual eviction.

         SECTION 4. Tenant agrees to pay, as additional rent, a sum equal to Tenant's proportionate share of all costs and expenses of every kind and nature, whether foreseen or unforeseen, paid or incurred by Landlord in managing, operating and maintaining the shopping center and Tenant's proportionate share of all costs and expenses paid or incurred by Landlord for the joint benefit of all tenants, including, but not limited to personal property or use taxes; fees for permits or licenses; landscaping, gardening and planting; cleaning; painting (including line painting); decorating; paving; lighting; sanitary control; policing, security guards and patrols; music and intercom systems; maintenance, installing and renting of signs; the net expense, if any, of managing, operating, and maintaining the parking ramp; removal of snow, trash, garbage and other refuse; heating, ventilating and air conditioning the common areas; costs and expenses in connection with meeting federal, state or local environmental or energy standards; fire protection; water and sewage and other utility charges; the cost of all types of insurance carried by Landlord covering the shopping center, including, without limitation, public liability including liability for false arrest, property damage, automobile coverage, fire and extended coverage, vandalism and malicious mischief and all broad form coverage, insurance for costs of repair and replacement of walls, roofs and other structural components, fidelity bonds on employees, worker's compensation, rent loss, plate glass, signs and any other insurance; all costs borne by Landlord which, though of a nature insured against under insurance policies maintained by Landlord, are not covered by said policies due to "deductible" provisions therein; all costs and expenses of maintaining, repairing and replacing paving, curbs, sidewalks, walkways, roadways, parking surfaces, landscaping, drainage, lighting and all utility systems other than those exclusively serving a single leased Premises (including utility lines, pipes, and conduits serving the center generally), maintenance and depreciation of all heating, ventilating and air conditioning equipment serving the common areas and the cost of maintaining and repairing the same; depreciation of and/or rental charges for machinery and equipment used in maintaining and operating the common areas; all salaries and compensation of on site personnel connected with such operation, maintenance and management; to the total of which costs and expenses shall be added an amount equal to fifteen percent (15%) thereof in payment of all administrative costs of Landlord in relation thereto. Landlord may cause any or all of said services to be provided by an independent contractor or contractors, the cost of which shall likewise be treated as a common expense.

         Tenant's proportionate share of such costs shall be a fraction, the numerator of which is the gross leasable area of the Premises as specified in
Article I or as redetermined pursuant to Article II and the denominator of which is the gross leasable area of the shopping center.

                             ARTICLE XI -- REPAIRS

         SECTION 1. Landlord shall maintain the foundations, exterior walls (except plate glass or other breakable material used in structural portions) and roof of the shopping center in good repair, ordinary wear and tear excepted. Except for costs of routine maintenance and repair, any costs of such maintenance and repairs which is not covered by insurance shall be borne by Landlord. If the need for any such repair is directly or indirectly attributable to or results from the business activity being conducted within the Premises or becomes necessary by reason of the negligence of Tenant, its agents, servants, employees, or anyone else for whose acts Tenant is responsible or by reason of anyone illegally entering in or upon the Premises, and if such repair is caused by a risk which cannot be covered by standard fire and extended coverage insurance and is not covered by other insurance, Tenant agrees to reimburse Landlord for all costs and expenses incurred by Landlord with respect to any such repair. Landlord shall commence repairs it is required to perform as soon as, reasonably practicable after receiving written notice from Tenant of the necessity for such repairs. Landlord shall not be obligated to make repairs, replacements or improvements of any kind to the Premises, or any equipment, facilities or fixtures contained therein or appurtenant thereto, even if such equipment, facilities, or fixtures are located outside the Premises.

         SECTION 2. Tenant, at its own expense, shall maintain the Premises at all times in good order, condition and repair of equal quality with the original work, ordinary wear and tear excepted, and in a clean, sanitary and safe condition in accordance with all applicable laws, ordinances and regulations; including, without limitation, all plumbing, sewage, ventilating and electrical systems exclusively serving the Premises, doors, windows, floors and floor coverings, interior walls and all interior painting and decorating, and all equipment, facilities, fixtures and appurtenances. Tenant shall permit no waste, damage, or injury to the Premises. If Tenant refuses or neglects to commence necessary repairs within a reasonable period (no longer than five (5) consecutive days) after written request, or does not adequately complete such repairs within a reasonable time thereafter, Landlord may make the repairs without liability to Tenant for any loss or damage that may occur to Tenant's stock or business by reason thereof, and if Landlord makes such repairs, Tenant shall pay to Landlord, on demand, the costs thereof.

         SECTION 3. Tenant shall replace forthwith, at its own cost and expense, any cracked or broken glass with glass of the same quality, including plate glass or glass or other breakable materials used in structural portions, and in any interior and exterior windows and doors in the Premises.

               ARTICLE XII - INSTALLATIONS, ALTERATIONS AND SIGNS

         SECTION 1. Tenant shall not erect or install any exterior or interior window, door, floor, or hanging signs, advertising media or window or door lettering or placards or other signs without Landlord's written consent.

         SECTION 2. Tenant shall not make any repairs, alterations or additions to the interior or exterior of Premises or make any contract therefor without first procuring Landlord's written consent and delivering to Landlord the plans and specifications and copies of the proposed contracts and necessary permits, and shall furnish such indemnification against liens, costs, damages and expenses and such insurance and other assurances as may be required by Landlord. All permanent alterations, additions, improvements and fixtures, other than trade fixtures, which may be made or installed by either of the parties hereto upon the Premises shall, at the termination of this Lease become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof, without damage or injury and without compensation or credit to Tenant, unless Landlord, at its option, requires the removal of any such alterations, additions, improvements or fixtures as provided in
Article XXVI, Section 3 hereof. All non-permanent alterations, additions, improvements and fixtures which may be made or installed by Tenant upon the Premises shall remain at all times the property of the Tenant and shall be removed by Tenant upon termination of this Lease. At the time Tenant applies for Landlord's written consent to any alterations, additions, improvements and fixtures, Landlord shall determine, in its reasonable discretion, which are to be deemed permanent and which are non-permanent for purposes hereof.

         SECTION 3. Tenant covenants not to suffer any mechanic's lien to be filed against the Premises or the shopping center by reason of any work, labor, services or materials performed at or furnished to the Premises, to Tenant, or to anyone holding the Premises through or under Tenant. If such mechanic's lien shall at any time be filed, Tenant shall forthwith cause the same to be discharged of record by payment, bond, order of a court of competent jurisdiction or otherwise, but Tenant shall have the right to contest any and all such liens. If Tenant shall fail to cause such lien to be discharged within thirty (30) days after being notified of the filing thereof and before judgment or sale thereunder, then, in addition to any other right or remedy Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due or by bonding or other proceeding deemed appropriate by Landlord, and the amount so paid by Landlord and/or all costs and expenses incurred by the Landlord in procuring the discharge of such lien, including reasonable attorney's fees, shall be deemed to be additional rent for the Premises and shall be due and payable by Tenant to Landlord on demand. Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject Landlord's estate in the Premises or any portion of the shopping center to any lien or liability under the lien laws of the State of Minnesota.

                            ARTICLE XIII - UTILITIES

         SECTION 1. Tenant shall pay for all heating, air conditioning, electricity, gas, water and sewer charges, waste removal and other services used in the Premises. Tenant shall pay for all such services from the time it has access to the Premises pursuant to the terms of Exhibit C hereof. In the event that heating, air conditioning or other services such as, but not necessarily limited to, electricity, water, or trash and/or garbage compaction and/or removal are provided to the Premises from a system also serving other Premises in the shopping center, Tenant shall pay its share of operating, maintaining and depreciation of such system as billed monthly by Landlord. Tenant's share of such costs shall be the sum bearing the same relationship to said costs as the gross leasable area of the Premises bears to the gross leasable area of all of the Premises served by the system, or at Landlord's sole option, Tenant's monthly share for any or all such services may be determined by a study and opinion expressed by a professional engineer or other consultant selected by Landlord. Such study shall determine the amount to be billed to each tenant based upon usage estimates for each tenant and any other factors deemed relevant to equitably apportioning the usage of the services and shall be billed at the rates established by the supplier of such services for Tenant's usage. Such computation may be changed from time to time during the term of the Lease as Tenant's or other tenants' loads may change.

         SECTION 2. Tenant shall keep any air conditioning and heating systems under its control operating during business hours at levels sufficient to satisfy the requirements of the Premises.

         SECTION 3. Landlord shall not be liable in damages or otherwise if the furnishing by Landlord or by any other supplier of any utility or other service to the Premises shall be interrupted or impaired by fire, accident, riot, strike, act of God, the making of repairs or improvements or by any causes beyond Landlord's control, nor shall it constitute a constructive or actual eviction nor cause abatement of minimum, percentage or additional rents.

                              ARTICLE XIV - TAXES

         SECTION 1. During each calendar year during any part of which the term of this Lease is in effect, Tenant shall pay to Landlord Tenant's share of all taxes coming due and payable with respect to the land, buildings and improvements comprising the shopping center. In addition, Tenant shall pay to Landlord Tenant's share of annual installments of special assessments coming due and payable with respect to the land, buildings and improvements comprising the shopping center during each calendar year during any part of which the term of this Lease is in effect. Tenant's share of such taxes and annual installments of special assessments (including interest) shall be a fraction, the numerator of which shall be the gross leasable area of the Premises as specified in Article I or as redetermined pursuant to Article II and the denominator of which shall be the gross leasable area of the shopping center, excluding any portions separately taxed or assessed and for which such taxes and special assessments (including interest) are directly allocated to the tenants thereof. For the calendar years in which this Lease commences or terminates, Tenant's liability for the amounts payable pursuant to this paragraph shall be subject to a pro rata adjustment based upon the number of days of said calendar year during which the term of this Lease is in effect.

         Tenant shall pay the amounts payable pursuant to the preceding paragraph in equal monthly installments due on the first (1st) day of each month during each calendar year during the term of this Lease. Until the exact amount payable during any calendar year is known, the monthly installments shall be based on Landlord's estimate. As soon as is reasonably practicable after the commencement of each calendar year during the term of the Lease, Landlord will furnish to Tenant a statement showing the computation of the exact amount payable during said year. The monthly installments due thereafter shall be in such amount as is required so that the amount payable will be fully paid in equal installments over the remaining portion of said calendar year. Landlord's and Tenant's obligations under this Article shall survive the expiration of this Lease.

         In the event Landlord is required under any mortgage covering the shopping center to escrow taxes and annual installments of special assessments, Landlord may, but shall not be obligated to, use the amount required to be so escrowed as a basis for determining the amount of the monthly installments due from Tenant hereunder.

         SECTION 2. Tenant shall also reimburse Landlord for rental taxes, if any, paid by Landlord on rentals from the Premises.

         SECTION 3. Tenant shall pay all personal property and other taxes on its property in the Premises.

         SECTION 4. All costs and expenses incurred by Landlord, including attorney's fees, in contesting the amount of any taxes or special assessments shall be a common area expense for the purpose of Article X, Section 4 hereof.

                     ARTICLE XV - ADVERTISING AND PROMOTION

         SECTION 1. Landlord shall establish a Promotional Fund for the shopping center. The uses of the Promotional Fund shall include, but will not necessarily be limited to, special and seasonal events, shows, displays, signs, decor packages, community relations efforts, advertising, promotional literature, research, tenant education and motivation and other activities designed to attract customers to the shopping center and the hiring of a promotional director if deemed appropriate or necessary by Landlord. Landlord shall have the exclusive management, direction and control of all advertising, promotion and public relations for the shopping center, including without limitation, expenditures from the Promotional Fund. Landlord shall provide to all tenants, at least once a year, a statement of the Promotional Fund expenditures. Tenant may, at Tenant's cost, examine Landlord's books and records relating to the Promotional Fund. Such examination shall be made during normal business hours upon reasonable prior written notice to Landlord. Landlord shall not be obligated to incur any expenses for the promotion of the shopping center unless and until funds for the payment thereof are available in the Promotional Fund.

         As Tenant's contribution toward the advertising, promotion, public relations and administrative expenses relating to the promotion of the shopping center, Tenant shall pay to Landlord an amount equal to the lesser of $1.50 per square foot of gross leasable area of the Premises, adjusted as provided below, or one percent (1%) of Tenant's "sales Breakpoint" as set forth in Item 9 of the Data Sheet for each lease year or partial lease year of the lease term, which sum will be payable in equal monthly installments in advance on the first day of each calendar month of the lease term. Should one percent (1%) of Tenant's gross sales, as required to be reported following the end of each lease year or partial lease year pursuant to Article VI, above, be more than the total contribution to the Promotional Fund required by the above provisions of this section for such lease year or partial lease year, then Tenant will pay to Landlord, as additional rent an additional contribution sufficient to make Tenant's total contributions to the Promotional Fund pursuant to this section 1 during such lease year or partial lease year equal to one percent (1%) of Tenant's gross sales during such lease year or partial lease year, which payment will accompany the statement of gross sales referred to above. In no event, however, shall Tenant's contribution for any lease year exceed $1.50 per square foot of gross leasable area of the Premises, adjusted as provided herein. For each lease year commencing after December 31, 1989, Tenant's contribution per square foot of gross leasable area of the Premises shall not exceed the amount derived by multiplying $1.50 by a fraction, the numerator of which is the "price index" (as defined in Article XXXIV, Section 15) for January of the calendar year during which such lease year begins, and the denominator of which is the price index for January, 1989. The failure of any other tenant to contribute to the Promotional Fund will not affect Tenant's obligations hereunder.

         SECTION 2. In addition to the foregoing, Tenant shall spend the amount set forth in Item 10 of the Data Sheet on advertising and promotion of the opening of its business in the Premises within sixty (60) days of the Commencement Date. The media and method of such advertising and promotion shall be as determined by Tenant, but must in any event be in conformity with the standards in the Tenant Advertising Criteria rules established by Landlord pursuant to Article XXXII. Tenant shall provide Landlord with an accounting of Tenant's expenditures pursuant to this section 2, prepared in accordance with generally accepted accounting principles, within ninety (90) days of the Commencement Date. If such accounting shall indicate that Tenant has expended less than the amount required to be expended by this section 2, then Tenant shall pay Landlord for deposit into the Promotional Fund, on demand, the amount of the deficiency. In lieu of the foregoing, Tenant may elect, by notice to Landlord given not later than the Commencement Date, to pay to Landlord the sum set forth in Item 10 of the Data Sheet, to be used in a manner determined in the sole discretion of Landlord, to advertise and promote the opening of Tenant's business in the shopping center. Said sum shall be paid to Landlord not later than the Commencement Date.

         SECTION 3. In addition, Tenant agrees that during each lease year or partial lease year it will spend on advertising and promotion of its business in the Premises an amount at least equal to one percent (1%) of its gross sales during said lease year or partial lease year. The media and method of such advertising and promotion shall be of Tenant's own choosing but in any event must be in conformity with the standards in the Tenant advertising Criteria rules established by Landlord pursuant to Article XXXII. Tenant shall provide Landlord an accounting of such expenditures prepared in accordance with generally accepted accounting principles and such shall be made part of Tenant's annual report of gross sales furnished pursuant to Article VI. If such accounting shall indicate that Tenant has expended less than the amount required to be expended by this Section 3, then Tenant shall pay to Landlord at the time the annual statement of gross sales is required to be delivered, for deposit into the Promotional Fund, the amount of the deficiency. Notwithstanding the foregoing, Tenant's expenditures for advertising and promotion pursuant to this section 3 in the third and succeeding lease years shall not be less than the amount required to be expended by Tenant in the second lease year.

         Amounts payable by Tenant pursuant to sections 1 and 2 of this Article XV shall not be deemed to be amounts expended for advertising within the meaning of this Section 3, but all expenditures made by Tenant for advertising in connection with Tenant's other stores, if any, within a fifteen (15) mile radius from the nearest perimeter boundary of the shopping center (provided such advertising in each instance included the name of the shopping center and its logo and encompassed or was distributed in the trade area of the shopping center) may be applied to Tenant's obligation for that lease year or partial lease year pursuant to this Section 3.

         SECTION 4. In lieu and instead of the Promotional Fund, Landlord shall have the right and option to form a Merchants Association; and in such case, Tenant shall become a member of the Merchants Association (as soon as the same has been formed) and Tenant agrees to remain a member in good standing of said Association and Landlord agrees to promptly pay to said Association Tenant's promotional contribution as and when actually paid to Landlord by Tenant.

         SECTION 5. The shopping center name is subject to change by Landlord. Tenant agrees to refer to the shopping center by name in designating the location of the Premises in all newspaper or other advertising, stationery, other printed material and all other references to the location of the Premises, and to include the address and identity of its business activity in the Premises in all advertisements made by Tenant in which the address and identity of any other local business activity of like character conducted by Tenant shall be mentioned.

         SECTION 6. Except as provided in section 5 above, Tenant shall not use as part of its name or style, or publish, advertise or use in any solicitation or otherwise the name "Calhoun Square" or the words "Calhoun Square" or any logo thereof without the prior written approval by Landlord of the time, place and manner of such publication or use. Tenant further agrees that after the date of termination of this lease, it will not, nor will any person, firm or corporation which controls or is controlled by Tenant, operate under or use in any manner any name which includes the name "Calhoun Square" or any logo thereof. The prohibitions in this section shall apply as well to any future name for the shopping center which may be selected by Landlord.

                            ARTICLE XVI - INDEMNITY

         SECTION 1. Tenant agrees to defend, pay, indemnify and save harmless Landlord (and/or any fee owner or ground or underlying lessor of the shopping center or any part thereof) from and against any and all claims, demands, suits, actions, proceedings, orders, decrees, judgments and damages of every kind and nature, and from and against all costs and expenses, including reasonable attorney's fees, arising out of or on account of any occurrence in, upon, at or from the Premises, or occasioned wholly or in part through the use and occupancy of the Premises or any improvements therein or appurtenances thereto, or from the conduct of or management of the business conducted by Tenant in the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any act or omission or negligence of Tenant, its agents, contractors, employees, sublessees, concessionaires or licensees, or others for whose acts Tenant is responsible in or about the Premises, or its appurtenances or any common areas of the shopping center. In case of any action or proceeding brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel satisfactory to Landlord.

         SECTION 2. Tenant and all those claiming by, through or under Tenant shall keep their property in and shall occupy and use the Premises and any improvements therein and appurtenances thereto and all portions of the shopping center solely at their own risk; Tenant and all those claiming through Tenant hereby release Landlord, to the full extent permitted by law, from all claims of every kind, including loss of life, personal or bodily injury, damage to merchandise, equipment, fixtures or other property or damage to business or for business interruption, arising, directly or indirectly, out of or on account of such occupancy and use or resulting from any present or future condition or the state of repair thereof. Landlord shall not be responsible or liable for damages at any time to Tenant, or to those claiming through Tenant, for any loss of life, bodily or personal injury, damage to property or business, or for business interruption that may be occasioned by the acts, omissions or negligence of any other persons, or any other tenants or occupants of the shopping center. Landlord shall not be responsible or liable for damages at any time for any defects, latent or otherwise, in any buildings or improvements in the shopping center or any of the equipment, machinery, utilities, appliances or apparatus therein, nor shall Landlord be responsible or liable for damages at any time for loss of life, personal or bodily injury or damage to any property or business of Tenant or those claiming through Tenant, caused by or resulting from the bursting, breaking, leaking, running, seeping, overflowing or backing up of water, steam, gas, sewage, snow or ice in any part of the Premises, or caused by or resulting from acts of God or the elements, or resulting from any defect or negligence in the occupancy, construction, operation or use of any buildings or improvements in the shopping center, including the Leased Premises or any of the equipment, fixtures, machinery, appliances or apparatus therein. Tenant expressly acknowledges that all of the foregoing provisions of this Article shall apply and become effective from and after the date Landlord shall deliver possession of the Premises to Tenant for installation of Tenant's improvements or otherwise.

                            ARTICLE XVII - INSURANCE

         SECTION 1. Landlord shall procure such fire insurance and extended coverage, sprinkler leakage insurance, rent loss insurance, structural repair and maintenance insurance and other insurance Landlord may deem advisable or as required by Landlord's mortgagee on all improvements constructed by Landlord provided, however, that Tenant shall reimburse Landlord for Tenant's share of the premiums for all such insurance. Tenant's share of such costs shall be based on the ratio the gross leasable area of the Premises bears to the gross leasable area in the shopping center (or such lesser amount of the gross leasable area in the shopping center as may be covered by such insurance). Landlord may, at its option, bill the portion of the insurance cost attributable to the common areas together with other common area expenses, pursuant to Article X hereof. In the event of damage to or destruction of the shopping center or any part thereof due to risks which can be insured by standard fire and extended coverage insurance or are covered by other insurance maintained by Landlord, all claims of Landlord against Tenant, its agents, employees or servants for any such damage or destruction, whether or not caused by the negligence of anyone, are hereby waived by Landlord.

         SECTION 2. Tenant agrees to secure and keep in force from and after the date Landlord shall deliver possession of the Premises to Tenant and throughout the Lease Term, at Tenant's own cost and expense:

                 a. Comprehensive or Commercial General Public Liability Insurance on an occurrence personal injury and property damage basis with a minimum limit of liability in an amount of Two Million Dollars ($2,000,000), or such greater amount as may be required by Landlord from time to time, including water damage and sprinkler leakage legal liability; which insurance shall contain a contractual liability endorsement covering the matters set forth in Article XVI hereof;

               b. "All Risk" fire and extended coverage insurance in an amount adequate to cover the full replacement value of all of Tenant's leasehold improvements and of any work done by Landlord at Tenant's expense and of all fixtures and contents in the Premises in the event of a fire or other casualty;

               c. Broad Form Boiler and Machinery Insurance on all air conditioning equipment, boilers and other pressure vessels or systems, whether fired or unfired, installed by or for the use of Tenant in, adjoining, above or beneath the Premises; and if said objects and the damage that may be caused by or result from them are not covered by Tenant's all risk insurance mentioned in subdivision b of this Section, such Boiler and Machinery Insurance shall be in amounts specified by Landlord from time to time.

               d. Plate Glass Insurance covering all plate glass in the Premises;

               e. Such additional insurance during construction as is required by Exhibit "C" of this Lease.

         The insurance coverages set forth in this Section shall apply only to Tenant's operations in the shopping center and separate additional coverage shall be procured for Tenant's other locations, if any.

         SECTION 3.  All policies of insurance procured by Tenant shall:

               a. Be issued by insurance companies reasonably acceptable to Landlord;

               b. Be written as primary policies not contributing with and not in excess of coverage that Landlord may carry;

               c. All Comprehensive General Liability Insurance procured by Tenant under this section shall be issued for the benefit of Landlord and Tenant and, at Landlord's request, its mortgagee(s) and ground lessor(s), as their respective interests may appear;

                  d. Contain endorsements providing as follows: (i) that such insurance may not be materially changed, amended, canceled or allowed to lapse with respect to Landlord except after twenty (20) days' prior written notice from the insurance company to Landlord, sent by registered mail, and (ii) that Tenant be solely responsible for the payment of all premiums under such policy and that Landlord shall have no obligation for the payment thereof notwithstanding that Landlord is or may be named as an insured.


         The original policy or policies, or duly executed certificates for the same, together with reasonably satisfactory evidence of payment of the premium thereof shall be delivered to Landlord on or before the day Tenant begins Tenant's Work under Exhibit "C" and upon renewals of such policies not less than twenty (20) days prior to the expiration of the term of any such coverage. The minimum limits of any insurance coverage required herein to be carried by Tenant shall not limit Tenant's liability under Article XVI hereof.

         SECTION 4. All policies procured by either Landlord or Tenant pursuant to this Article shall contain an endorsement containing an express waiver of any right of subrogation by the insurance company against Landlord or Tenant, whichever the case may be (whether named as an insured or not). This section shall not be construed as a waiver by either Landlord or Tenant of any rights either may have in the event of a loss exceeding applicable insurance coverage, said rights being specifically reserved except as they may be modified by other provisions of this Article or any other Article of this Lease.

         SECTION 5. Tenant shall not carry a stock of goods or do anything in or about the Premises which will in any way tend to increase insurance rates on the Premises or the building in which the same are located without Landlord's prior written consent. If Landlord shall consent to such use, Tenant agrees to pay as additional rental any increase in insurance premiums resulting from the business carried on in the Premises by Tenant. Tenant shall, at its own expense, comply with the requirements of insurance underwriters and insurance rating bureaus and governmental authorities having jurisdiction.

                       ARTICLE XVIII - ACCESS TO PREMISES

         Landlord shall have the right to enter the Premises at all reasonable hours for the purpose of inspecting the same or making repairs, additions or alterations thereto or to the building in which the same are located, or for the purpose of exhibiting the same to prospective tenants, purchasers or others. Landlord shall not be liable to Tenant in any manner for any expense, loss or damage by reason thereof, nor shall the exercise of such right be deemed an eviction or disturbance of Tenant's use or possession. If Tenant or Tenant's employees shall not be personally present to permit an entry into the Premises when an emergency or casualty occurs, Landlord may enter the same by the use of force or otherwise without rendering Landlord liable therefor and without in any manner affecting Tenant's obligations under this Lease. Tenant shall be solely responsible for the control of access to, and the security of, the Premises and all property located within the Premises.

                 ARTICLE XIX - DAMAGE BY FIRE OR OTHER CASUALTY

         SECTION 1. In case the building in which the Premises are situated shall be partially or totally destroyed by fire or other casualty which can be covered by standard fire and extended coverage insurance or which is covered by other insurance so as to become partially or totally untenantable, the same shall be repaired as speedily as possible at the expense of Landlord to the extent of the insurance proceeds, unless Landlord shall elect not to rebuild as hereinafter provided, and a just and proportionate part of Tenant's rent shall be abated until the Premises are so repaired based upon the time and the extent the Premises are untenantable.

         SECTION 2. In case the building in which the Premises are situated, including common areas, shall be destroyed or so damaged by fire or other casualty as to render more than fifty percent (50%) thereof untenantable, or in case of any destruction or damage not covered by Landlord's insurance, Landlord may, if it so elects, rebuild or restore said building to good condition within a reasonable time after such destruction or damage or may, at its election, by notice in writing within ninety (90) days after such destruction or damage, terminate this Lease. If Landlord elects to rebuild or restore said building, it shall within said ninety (90) day period, give Tenant notice of its intention to do so and proceed with the rebuilding and restoration as promptly as may be reasonable and a just and proportionate part of Tenant's rent shall be abated until the Premises are repaired, based upon the time and the extent the Premises are untenantable. In the event that the Premises are totally destroyed and minimum rent is totally abated for a period of time, the term of this Lease shall be extended for a period equal to the period of such abatement.

         SECTION 3. In no event in the case of any such destruction shall Landlord be required to repair or replace Tenant's stock in trade, leasehold improvements, fixtures, furniture, furnishings or floor coverings and equipment. Tenant covenants to make such repairs and replacements.

                          ARTICLE XX - EMINENT DOMAIN

         SECTION 1. If the whole of the Premises shall be taken by any public authority under the power or threat of eminent domain, then the term of this Lease shall cease as of the day possession shall be taken by such public authority, and the rent shall be paid up to that date with a proportionate refund by Landlord of such rent as shall have been paid in advance.

         SECTION 2. In the event more than ten percent (10%) in area of the land underlying the shopping center shall be so taken, the Landlord shall have the right to terminate this Lease by giving Tenant written notice of termination within thirty (30) days after the taking of possession by such public authority.

         SECTION 3. If less than all but more than twenty-five percent (25%) of the Premises shall be so taken, Tenant shall have the right either to terminate this Lease, or subject to Landlord's right of termination as set forth in Section 2 of this Article, to continue in possession of the remainder of the Premises upon notice in writing to Landlord of Tenant's intention within ten (10) days after such taking of possession. In the event Tenant elects to remain in possession, and Landlord does not so terminate, all of the terms herein provided shall continue in effect except that the minimum rent shall be proportionately and equitable abated, based on the amount of the Premises taken, and Landlord shall make all necessary repairs or alterations to restore the portion of the Premises remaining to as near its former condition as the circumstances will permit and to restore the building to the extent necessary to constitute the remainder a complete architectural unit; provided, however, that Landlord shall not be required to spend amounts in excess of the respective amounts received by Landlord for the taking of such part of the Premises and the building of which it forms a part, and Tenant, at Tenant's expense, shall make all necessary repairs and alterations to those items listed as "Tenant's Work" in Exhibit "C" hereto, including but not limited to Tenant's trade and lighting fixtures, decor, signs and contents.

         If less than twenty-five percent (25%) of the Premises shall be taken, the lease term shall cease on the day of taking only as to the part so taken (subject to Landlord's right of termination as set forth in Section 2 of this Article); rent shall be proportionately abated and Landlord shall make necessary repairs or alterations as described in the previous paragraph.

         SECTION 4. All damages awarded for such taking under the power or threat of eminent domain, whether for the whole or a part of the Premises, shall be assigned to and be the property of Landlord without any participation by Tenant, whether such damages shall be awarded as compensation for diminution in value or taking of the leasehold estate or the fee of the Premises; provided, however, that nothing herein contained shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority, but not against Landlord, for the value of or damage to and/or for the cost of removal of Tenant's trade fixtures and other personal property which under the terms of this Lease would remain Tenant's property upon the expiration of the lease term, as may be recoverable by Tenant in Tenant's own right, provided further that no such claim shall diminish or otherwise affect Landlord's award. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section.

         SECTION 5. If a part or parts of the parking areas are taken, equal or less than thirty percent (30%) thereof as the same existed prior to such taking, Tenant shall not be entitled to compensation, diminution or abatement of any rent or other charges, nor shall the same be deemed an actual or constructive eviction. If as a result of any such taking of the parking areas the same are reduced below seventy percent (70%) thereof, Landlord shall have the right, within one hundred eighty (180) days after receipt of the award in condemnation, to supply substitute parking facilities sufficient to meet minimum governmental requirements on the property of Landlord or within reasonable proximity to the shopping center; and in connection therewith, Landlord shall have the right to construct multi-deck, elevated, subterranean or vertical parking facilities. If Landlord shall be unable to replace or substitute any such parking facilities so taken to comply with the provisions of the preceding sentence, Landlord and Tenant shall each have the right and option to cancel and terminate this Lease, within ninety (90) days after the earlier of the end of said one hundred eighty (180) days or the date on which Landlord notifies Tenant that substitute parking facilities will not be provided by giving the other party a thirty (30) days' notice in writing; and in such event this Lease shall come to an end upon the expiration of said thirty (30) days and neither party thereafter shall have any further rights and obligations as against the other.

                    ARTICLE XXI - ASSIGNMENT AND SUBLETTING

         SECTION 1. Tenant shall not assign or in any manner transfer this Lease or any interest therein, nor sublet the Premises or any part or parts thereof, nor permit occupancy by anyone with, through or under it, without the prior written consent of Landlord. Consent by Landlord to one or more assignments of this Lease or to one or more sublettings of the Premises shall not operate as a waiver of Landlord's rights under this Article as to any subsequent assignment or subletting. No assignment or sublease shall release Tenant (or its Guarantors, if any) of any of its obligations under this Lease or be construed or taken as a waiver of any of Landlord's rights or remedies hereunder. For the purpose hereof, if Tenant is a corporation or partnership or other entity, any change in the control of Tenant shall be deemed to be an assignment which shall required Landlord's consent as set forth above.

         SECTION 2. If Tenant desires at any time to make an assignment, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord (i) the name of the proposed assignee, mortgagee, subtenant or other transferee (any of the foregoing being hereinafter referred to as an "Assignee"), (ii) the nature of the proposed Assignee's business to be carried on at the Premises, (iii) a copy of the proposed Assignment Agreement and any other agreement to be entered into concurrently with such assignment, (iv) the financial information as Landlord may reasonably request concerning the proposed Assignee. Tenant shall pay to Landlord as additional rent at the time of submitting its notification the sum of Five Hundred Dollars ($500.00) to cover Landlord's administrative costs, overhead and counsel fees in connection with reviewing such proposed assignment. Neither the furnishing of such information nor the payment of such fee shall limit any of Landlord's rights or alternatives under this Article XXI.

         SECTION 3. None of Tenant's rights under this Lease, nor any estate thereby created, shall pass to any trustee or receiver in bankruptcy, or any assignee for the benefit of creditors, or by operation of law.

                           ARTICLE XXII - COMPETITION

         In recognition of the fact that this Lease provides for a percentage rent based on gross sales made by Tenant in or from the Premises, Tenant agrees that neither Tenant nor any affiliate or subsidiary of Tenant, directly or indirectly, shall under the same trade name or otherwise, operate, manage or have any interest in any other competing store or business for the sale of merchandise at retail, including a department or concession in another store, within three (3) miles from the shopping center, excluding establishments of Tenant in existence as of the date of the execution of this Lease, if any. If Tenant should violate this covenant, Landlord may (in addition to Landlord's other remedies) at its option, on each "date of adjustment" occurring thereafter, increase the annual minimum rent payable to a sum which will be in the same ratio to the annual minimum rent otherwise fixed pursuant to this Lease as the ratio of the cost of living on the date of adjustment to the cost of living for the first month of the term of this Lease (as reflected by the "price index" published for said dates).

         For purposes of this Article, the first "date of adjustment" shall be the day Tenant first violates this covenant, and each subsequent February 1 for the remainder of this Lease shall be a "date of adjustment." "Price index," as used herein, shall have the same meaning as in Article XXXIV, Section 15 hereof.

         The amount of the increase in minimum rent, if any, will not be known on the date of adjustment; therefore, Tenant shall continue to pay minimum rent each month at the rate computed as of the previous date of adjustment until the new fixed minimum rent is determined. When such new minimum rent is determined, Landlord shall give Tenant notice thereof and Tenant shall add to the monthly payment first coming due thereafter the amount of arrears, if any. In no event shall the minimum rental be less than that specified in Article I hereof.

                     ARTICLE XXIII - FAILURE TO DO BUSINESS

         The parties covenant and agree that because of the difficulty or impossibility of determining Landlord's damage by way of loss of anticipated percentage rent from Tenant and other tenants in the shopping center, or by way of loss of value of the shopping center or adverse publicity or appearance by Tenant's actions, should Tenant (a) fail to take possession and open for business in the Premises fully fixtured, stocked and staffed on the Commencement Date, or (b) vacate, abandon or desert the Premises, or (c) cease operating or conducting Tenant's business therein (except where the Premises are rendered untenantable by reason of fire, casualty, permitted repairs or alterations or other causes beyond Tenant's control) or (d) fail or refuse to maintain business hours on such days or nights or any part thereof as established by Landlord, then and in any of such events (hereinafter collectively referred to as "failure to do business"), Landlord shall have the right, at its option, (i) to collect not only fixed minimum rent and other rents and charges herein reserved (including percentage rent), but also additional rent equal to one-quarter (1/4) of the fixed minimum rent reserved for the period of Tenant's failure to do business, computed at a daily rate for each and every day or part thereof during such period; and such additional rent shall be deemed to be liquidated damages to compensate Landlord for percentage rent that might have been earned by Landlord during such period, and in addition, at Landlord's option (ii) to treat such failure to do business as an "Event of Default" within the meaning of Article XXIV of this Lease. As used herein the terms "vacate," "abandon" or "desert" shall not be defeated because Tenant may have left all or any part of its trade fixtures or other personal property in the Premises.

                             ARTICLE XXIV - DEFAULT

         SECTION 1. Upon the happening of any one or more of the following events (herein referred to as an "Event of Default") Landlord may immediately or at any time thereafter exercise any remedies conferred upon Landlord by law or this Lease:

                 a. If this Lease be assigned or the Premises be sublet, either voluntarily or by operation of law, except as herein expressly provided; or

               b. If Tenant shall fail to pay, within ten (10) days after the same is due, any rental, charge or other sum payable hereunder or deliver statements required pursuant to the terms hereof; or

               c.       Tenant shall fail to correct any default with respect to
                        Article XXIII hereof within five (5) days after written notice of such default shall have been given to Tenant; or

               d. Tenant shall fail to keep, observe or perform any of the other terms, covenants and conditions herein to be kept, observed and performed by Tenant for more than thirty
                        (30) days after written notice shall have been given to Tenant specifying the nature of such default; or

               e. The making by Tenant of an assignment for the benefit of its creditors; or

               f. The levying of a writ of execution or attachment on or against the property of Tenant; or

               g. In the event proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Tenant, or for its adjudication as a bankrupt or insolvent, or for the appointment of a receiver of the property of Tenant, and said proceedings are not dismissed and any receiver, trustee or liquidator appointed therein discharged within thirty (30) days after the institution of said proceedings.


         SECTION 2. Among the remedies which Landlord may exercise are the following:

               a. Landlord shall have the immediate right to re-enter the Premises and dispossess Tenant and all other occupants therefrom and remove and dispose of all property therein or, at Landlord's election, to store such property in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of any notice of intention to re-enter with or without resort to legal process (which Tenant hereby expressly waives), and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Any such re-entry shall hereinafter be referred to as "Repossession." No such Repossession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease.

               b. If an event of default shall have occurred and be continuing, Landlord shall also have the right, at its option, in addition to and not in limitation of any other right or remedy, to terminate this Lease by giving Tenant a written three (3) days' notice of cancellation and upon the expiration of said three (3) days, this Lease and the lease term hereof shall end and expire and thereupon, unless Landlord shall have theretofore elected to re-enter the Premises, Landlord shall have the immediate right of re-entry as more fully described in Section 2(a) of this Article, and Tenant and all other occupants shall quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter mentioned.

               c. From time to time after Repossession of the Premises, whether or not this Lease has been terminated, Landlord may, but shall not be obligated to, attempt to re-let the Premises for the account of Tenant in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and upon such terms (which may include concessions or free rent) and for such uses as Landlord, in its uncontrolled discretion, may determine, and may collect and receive the rent therefor. Any rent received shall be applied against Tenant's obligations hereunder, but Landlord shall not be responsible or liable for any failure to collect any rent due upon any such re-letting.

               d. No termination of this Lease pursuant to Section 2(b) of this Article and no Repossession of the Premises pursuant to Section 2(a) or (b) of this Article or otherwise shall relieve Tenant of its liabilities and obligations under this Lease, all of which shall survive any such termination or Repossession. In the event of any such termination or Repossession, whether or not the Premises shall have been re-let, Tenant shall pay to Landlord the minimum rent, additional rent and other sums and charges to be paid by Tenant up to the time of such termination or Repossession and thereafter Tenant, until the end of what would be been the term of this Lease in the absence of such termination or Repossession shall pay to Landlord, as and for liquidated and agreed current damages for Tenant's default, the equivalent of the amount of the minimum rent, additional rent and such other sums and charges which would be payable under this Lease by Tenant if this Lease were still in effect, less the net proceeds, if any, of any re-letting effected pursuant to the provisions of section 2(c) of this Article after deducting all of Landlord's expenses in connection with such re-letting, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses, legal expenses, attorneys' fees, alteration costs, and expenses of preparation for such re-letting. Tenant shall pay such current damages to Landlord monthly on the days on which the minimum rent would have been payable under this Lease if this Lease were still in effect, and Landlord shall be entitled to recover the same from Tenant on each such day. At any time after such termination or Repossession whether or not Landlord shall have collected any current damages as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant's default, an amount equal to the then present value of the excess of the minimum rent, additional rent and other sums or charges reserved under this Lease from the day of such termination or Repossession for what would be the then unexpired term if the same had remained in effect, over the then net fair rental value of the Premises for the same period as determined by an independent real estate appraiser named by Landlord.
                        For purposes of this section, "present value" shall be computed by discounting such excess to present value at a discount rate equal to one percentage point above the discount rate then in effect at the Federal Reserve
                        Bank of Minneapolis.

               e. In addition to all other remedies of Landlord, Landlord shall be entitled to reimbursement upon demand of all reasonable attorneys fees incurred by Landlord in connection with any Event of Default.

               f. In determining the Percentage Rent which would be payable by Tenant for any period when Tenant is no longer in possession of the Premises following an Event of Default, the same shall be deemed to be for each lease year during the remainder of the lease term hereof, or the period equivalent thereto which otherwise would have constituted the balance of the lease term hereof, the average annual percentage rent paid or payable by Tenant from the commencement of the lease term hereof to the end of lease year immediately preceding the occurrence of such Event of Default, or during the immediately preceding three (3) full lease years, whichever period is shorter.

               g. Landlord and Tenant agree that the remedies available to Landlord under law and the remedies expressly described in this Lease may not be adequate; therefore, Tenant hereby agrees that Landlord may institute any action or proceeding to compel Tenant to specifically perform and observe any covenant, agreement or condition of this Lease or to enjoin Tenant from defaulting in the performance or observance of any covenant, agreement or condition of this Lease. Tenant hereby waives the claim or defense that Landlord has an adequate remedy at law and Tenant covenants that Tenant will not assert such claim or defense in any such action or proceeding

               h. In the event of any breach hereunder by Tenant, Landlord may immediately or at any time thereafter, without notice, perform or observe any of Tenant's obligations hereunder for the account and at the expense of Tenant. Such performance or observance by Landlord shall not constitute a waiver of Tenant's default.

                        If Landlord at any time, by reason of such breach, is compelled to pay, or elects to pay, any sum of money or do any act which will require the payment of any sum of money, or is compelled to incur any expense, including reasonable attorneys' fees, by instituting or prosecuting any action or proceeding to enforce Landlord's rights hereunder, the sum or sums so paid by Landlord, shall bear interest from the date of payment at the rate specified in Article VII, Section 2 hereof.

               i. The remedies conferred upon Landlord by law, and the remedies conferred upon Landlord by this Lease are cumulative; and no remedy shall be deemed to exclude any other remedy. Each remedy may be exercised from time to time, as often as occasion arises.

         SECTION 3. This Lease is intended as and constitutes a security agreement within the meaning of the Uniform Commercial Code. As security for payment of rent, damages and all other payments to be made by Tenant, Tenant hereby grants to Landlord a lien and security interest under the Uniform Commercial Code in all property of Tenant now or hereafter placed on the Premises, including but not limited to leasehold improvements, trade fixtures, furnishings and inventory. Tenant agrees to execute such financing statements as Landlord may from time to time request in order to perfect this security interest. Landlord may at its election file a copy of this Lease as a financing statement. Landlord, as a secured party, shall be entitled to all of the rights and remedies available to a secured party under the Uniform Commercial Code.

         SECTION 4. Should Landlord be in default under the terms of this Lease, Landlord Shall have reasonable and adequate time (which shall be at least thirty (30) days) in which to cure the same after written notice to Landlord by Tenant.

         In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to the holder of each superior mortgage and the lessor of each superior lease whose name and address shall previously have been furnished to Tenant in Writing; and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such holder or lessor shall have become entitled under such superior mortgage or superior lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided that if such act or omission shall be one which is not capable of being remedied by Landlord or such mortgage holder within a reasonable period of time, Tenant shall not exercise such right if such holder or Landlord shall with due diligence give Tenant written notice of intention to, and commence and continue to remedy such act or omission.

         Anything in this agreement to the contrary notwithstanding, Landlord shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease if the same shall be due to any strike, lock-out or other labor trouble, material shortages, governmental restrictions, fire, acts of God, the elements, war, riot, rebellion or any other cause beyond the reasonable control of Landlord, and this Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants to be performed hereunder by Tenant shall not be affected, impaired or excused, except as otherwise specifically provided herein.

                         ARTICLE XXV - SECURITY DEPOSIT

         Tenant hereby deposits with Landlord the sum referred to in Article I hereof as security for the faithful performance by Tenant of every term and condition of this Lease. If any of the rents herein reserved or any other sum payable by Tenant to Landlord shall be overdue or unpaid, or if Landlord makes any payment on behalf of Tenant or if there shall be a breach or default by Tenant in respect of any term or condition of this Lease, Landlord may use all or any part of the security to perform the same for the account of Tenant, or for any damages or deficiency in the re-letting of the Premises, whether such damages or default accrue before or after summary proceedings or re- entry by Landlord. The provisions herein contained do not limit the rights of Landlord pursuant to the terms of Article XXIV of this Lease. It is understood that no interest on said security will be paid by Landlord to Tenant.

         In the event of any sale, transfer or assignment of the Landlord's interest under this Lease, Landlord may transfer or assign said security to the vendee, transferee or assignee, as the case may be, and Landlord thereupon shall be released from all liability for the repayment of said security, and Tenant, in each instance, shall look solely to such vendee, transferee or assignee, as the case may be, for repayment of said security. The provisions hereof shall apply to each such sale, transfer or assignment and to each such transfer or assignment of such security.

                     ARTICLE XXVI - SURRENDER OF POSSESSION

         SECTION 1. At the expiration of the tenancy created hereunder, whether by lapse of time or otherwise, Tenant shall surrender the Premises in good condition and repair except for reasonable wear and tear, any repairs specifically required herein to be performed by Landlord and loss by fire or other causes which can be insured by standard fire and extended coverage insurance or which is covered by other insurance. If the Premises is not surrendered at the end of the term or the sooner termination thereof, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including without limitation, claims made by any succeeding tenant founded on such delay.

         SECTION 2. In the event Tenant remains in possession of the Premises after the expiration of the tenancy created hereunder without the execution of a new lease, Tenant, at the option of Landlord, shall be deemed to be occupying the Premises as a tenant from month to month, at a monthly rental equal to the sum of (i) twice the monthly installment of minimum rent payable during the last month of the lease term, (ii) the monthly common area charge, (iii) the monthly promotional charge, and (iv) one-twelfth (1/12) of the average percentage rent payable hereunder for the last lease year, subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy.

         SECTION 3. Upon the expiration of the tenancy hereby created, if Landlord so requires in writing at that time, Tenant shall immediately remove any permanent alterations, additions, fixtures and improvements made or installed in the Premises by Tenant as designated in said request, and shall remove all non-permanent alterations, additions, improvements and fixtures made or installed therein by Tenant, and repair any damage occasioned by all such removals at Tenant's expense, and in default thereof, Landlord may effect such removals and repairs, and Tenant shall pay Landlord the cost thereof, with interest as provided in Article VII, Section 2 hereof.

                  ARTICLE XXVII - FINANCIAL ABILITY OF TENANT

         Not later than fifteen (15) days after the date of this Lease Tenant shall furnish to Landlord evidence in form and substance satisfactory to Landlord of Tenant's ability to perform its financial obligations under this Lease including but not limited to payment of costs of Tenant's Work (as defined in Exhibit "C"), costs of other initial leasehold improvements, fixtures and furnishings of the Premises and costs of operation of Tenant's business including working capital, inventory purchases and rent and costs and charges under this Lease. In the event that Tenant is relying upon a lender's commitment to provide financing, such commitment shall be in form and substance satisfactory to Landlord. In making its determination of Tenant's financial ability, Landlord may, but shall not be required to, take into account the financial ability of any guarantors of Tenant's obligations under this Lease.

         In the event that Tenant's financial condition (or the evidence of such condition) is not satisfactory to Landlord, Landlord shall have the option, exercisable by written notice delivered to Tenant within thirty (30) days to terminate this Lease. In the event that this Lease is terminated pursuant to this Article XXVII, any money or security deposited hereunder shall be returned to Tenant and neither party shall have any further right, duty, privilege or obligation hereunder.

                         ARTICLE XXVIII - SUBORDINATION

         Tenant agrees that this Lease shall be subject and subordinate to all covenants, restrictions, easements, agreements, liens and encumbrances now or hereafter affecting the fee title to the shopping center property and to all ground and underlying leases and mortgages, trust deeds, or any other method of financing or refinancing in any amounts, and to any and all advances to be made thereunder and to the interest thereon, which may now or hereafter be placed against or affect any and all of the land and/or the Premises and/or any or all of the buildings and improvements now or at any time hereafter constituting a part of or adjoining the shopping center and all renewals, modifications, replacements and extensions thereof. Tenant further agrees that upon notification by Landlord to Tenant, this Lease shall be or become prior to any ground and underlying leases and mortgages, trust deeds or any other method of financing or refinancing that may heretofore or hereafter be placed on the shopping center or any part thereof. Tenant shall execute and deliver whatever instruments may be required for the above purposes, and failing to do so within ten (10) days after demand in writing, in addition to the remedies provided in Article XXIV, does hereby make, constitute and irrevocably appoint Landlord as its attorney-in-fact and in its name, place and stead so to do.


                         ARTICLE XXIX - QUIET ENJOYMENT

         Tenant, upon paying the rents herein reserved and performing and observing all of the other terms, covenants and conditions of this Lease on the Tenant's part to be performed and observed hereunder, shall peaceably and quietly have, hold and enjoy the Premises during the lease term hereof, subject nevertheless, to the terms of this Lease, and to any mortgages, ground or underlying leases, agreements and encumbrances to which this Lease is or may be subordinated.

                         ARTICLE XXX - CORPORATE TENANT

         If Tenant is a corporation, the persons executing this Lease on behalf of Tenant hereby covenant, represent and warrant that Tenant is a duly incorporated or duly qualified (if foreign) corporation and is authorized to do business in the State of Minnesota (a copy of evidence thereof to be supplied to Landlord upon request), that each person executing this Lease on behalf of Tenant is an officer of Tenant, and that he or they as such officers are duly authorized to sign and execute this Lease (a copy of a resolution of the same to be supplied to Landlord upon request).

                       ARTICLE XXXI - TENANT'S STATEMENT

         Within ten (10) days after written request therefor by Landlord, Tenant shall execute, acknowledge and deliver to Landlord or to any proposed purchaser or lender a written statement, similar in form to Exhibit D hereto attached, certifying: (a) the commencement date of this Lease; (b) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease with such modifications is in full force and effect); (c) the dates to which the minimum rent and other charges have been paid; (d) that there are no defenses or offsets to the Lease (or if there are offsets, the offsets claimed by Tenant); and (e) such other matters as may reasonably be requested by Landlord.

         Tenant's failure to deliver such a statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord's performance, and (iii) that no rental has been paid in advance unless otherwise herein specifically provided.

                  ARTICLE XXXII - RULES AND REGULATIONS, HOURS

         Tenant agrees that Landlord may, from time to time, establish reasonable rules and regulations for the management, safety, care and cleanliness of the shopping center and the preservation of good order therein and for the convenience of all occupants and tenants of the shopping center including, but not limited to, rules concerning shopping center hours, trash and garbage and parking. Landlord shall have the right to establish different rules for different tenants or classes of tenants as Landlord in its sole discretion deems necessary or appropriate. Tenant, together with all other persons entering or occupying the Premises at Tenant's invitation or with Tenant's permission, shall comply with such rules and regulations, which, by this reference, become binding conditions of this Lease. Any changes from time to time in such rules and regulations shall become effective upon delivery of a copy thereof to Tenant at the Premises by Landlord and shall apply equally to all tenants similarly situated without discrimination, except as otherwise provided in this Lease. Tenant shall keep the Premises open for business during the days and hours designated by Landlord from time to time. Landlord shall have the right to establish different business hours and/or days for different Tenants or classes of Tenants.

                            ARTICLE XXXIII - NOTICES

         Whenever under this Lease a provision is made for notice of any kind, such notice shall be in writing and signed by or on behalf of the party giving or making the same, and it shall be deemed sufficient notice and service thereof if delivered or tendered in person or if sent by registered or certified mail, postage prepaid, return receipt requested, and if such notice is to Tenant, to the post office address of Tenant set forth on the first page of this Lease, or to the Premises; and if such notice is to Landlord, to the address set forth on the first page of this Lease, or to the place then fixed for the payment of rent. Either party may designate a different address to which notices shall thereafter be sent by giving notice thereof to the other party in accordance with this Article. If Landlord or Tenant is more than one person, notice need be sent to but one tenant or one landlord, as the case may be. The Tenant hereby agrees to give the mortgagee of the shopping center notice of any default of the Landlord in the performance of any of the terms, covenants and provisions to be performed by the Landlord hereunder, as required by Article XXIV, Section 4 hereof.

                         ARTICLE XXXIV - MISCELLANEOUS

         SECTION 1. All negotiations, considerations, representations and understandings between the parties are incorporated herein and may be modified or altered only by a writing signed by the party to be charged.

         SECTION 2. The headings of the several articles contained herein are for convenience only and do not define, limit or construe the contents of such articles.

         SECTION 3. The word "Tenant," as used herein, shall include the plural as well as the singular; if there are more than one Tenant hereunder, the obligations imposed on Tenant shall be joint and several. Whenever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

         SECTION 4. This Lease is submitted to Tenant on the understanding that it will not be considered an offer or constitute an option to lease the Premises and will not bind Landlord in any way until (a) Tenant has duly executed and delivered duplicate originals to Landlord and (b) Landlord has executed and delivered one of such originals to Tenant.

         SECTION 5. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto.

         SECTION 6. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord's counsel has prepared it.

         SECTION 7. The invalidity or unenforceability of any provision contained in this Lease shall not affect or impair the validity of any other provision of this Lease.

         SECTION 8. The laws of the State of Minnesota shall govern the validity, performance and enforcement of this Lease.

         SECTION 9. Upon request, Tenant agrees to execute a "Memorandum Lease" for recording. Tenant shall not record this Lease or any memorandum thereof without the prior written consent of Landlord.

         SECTION 10. Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease and covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or other agent with respect to this Lease or the negotiation thereof.

         SECTION 11. Tenant acknowledges and agrees that the liability of Landlord under this Lease shall be limited to its interest in the shopping center and any judgments rendered against Landlord shall be satisfied solely out of the proceeds of sale of its interest in the shopping center. No personal judgment shall lie against Landlord upon extinguishment of its rights in the shopping center and any judgment so rendered shall not give rise to any right of execution or levy against Landlord's assets. The foregoing provisions are not intended to relieve Landlord from the performance of any of Landlord's obligations under this Lease, but only to limit the personal liability of Landlord in case of recovery of a judgment against Landlord; nor shall the foregoing be deemed to limit Tenant's rights to obtain injunctive relief or specific performance or to avail itself of any other right of remedy which may be award Tenant by law or under this Lease.

         SECTION 12. The various rights and remedies herein contained and reserved to each of the parties hereto shall not be considered as exclusive of any other right or remedy of such party, but shall be construed as cumulative and shall be in addition to every other remedy now or hereafter existing at law, in equity, or by statute. No delay or omission of the exercise of any right or power by either party shall impair such right or power, or shall be construed as a waiver of any default or as acquiescence therein. One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed by the other party as a waiver of a subsequent breach of the same covenant, term or condition.

         The consent or approval by either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act. The receipt by Landlord of rent or other charges with knowledge of a breach of any provision of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived unless such waiver shall be in writing and signed by the party to be charged. No waiver by Landlord in favor of any other tenant or occupant shall constitute a waiver in favor of the Tenant herein.

         SECTION 13. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent and/or other charges herein stipulated shall be deemed to be other than on account of the earliest stipulated rent and/or other charges then unpaid, nor shall any endorsement or statement on any check or any letter accompanying any check or payment by Tenant be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent and/or other charges or pursue any other remedy in this Lease or by law provided.

         SECTION 14. The covenants, agreements and obligations herein contained shall extend to, bind and inure to the benefit not only of the parties hereto but their respective personal representatives, heirs, successors and assigns, provided, that nothing in this section shall be deemed to permit any assignment, subletting or occupancy by Tenant contrary to the provisions of
Article XXI. If Landlord or any successor or assign of Landlord shall assign its interest in this Lease, it shall thereafter be entirely relieved of all terms, covenants and obligations thereafter to be performed by Landlord under this Lease, provided (a) that any funds then being held by Landlord or the then grantor or transferor for Tenant's account shall be turned over, subject to such interest, to the then grantee or transferee; and (b) notice of such assignment shall be delivered to Tenant.

         Tenant agrees that in the event of a sale, transfer or assignment of the Landlord's interest in the shopping center or any part thereof, including the Premises, or in the event any proceedings are brought for the foreclosure of or for the exercise of any power of sale under any mortgage made by Landlord covering the shopping center or any part thereof, including the Premises, or in the event of a cancellation or termination of any ground or underlying lease covering the shopping center or any part thereof, including the Premises, to attorn to and to recognize such transferee, purchaser, ground or underlying lessor or mortgagee as Landlord under this Lease.

         SECTION 15. "Price index," as used in this Lease, means the "Minneapolis St. Paul - All Items - Consumer Price Index for All Urban Consumers (1982-1984 = 100)" issued from time to time by the Bureau of Labor Statistics of the U.S. Department of Labor, or any other measure hereafter employed by said Bureau or any successor in lieu thereof which purports to reflect the change in the cost of living; if the government ceases to publish a price index which will permit the measurement of the approximate cost of living increase from time to time, then the amount of such increase shall be determined by arbitration in accordance with the procedures of the American Arbitration Association in order to give effect to the intent of this Section.

         SECTION 16. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

         IN WITNESS THEREOF, Landlord and Tenant have executed this Lease as of the 4th day of January, 1996.


                                      LANDLORD:   CALHOUN SQUARE ASSOCIATES
                                                  LIMITED PARTNERSHIP

                                      By      Calhoun Square Associates
                                              General Partner of Calhoun
                                              Square Associates Limited
                                              Partnership

                                      By      RHH Limited Partnership
                                              General Partner of Calhoun
                                              Square Associates

                                      By _____________________________________
                                              General Partner of
                                              RHH Limited Partnership


                                      TENANT: LAKE & HENNEPIN BBQ
                                              AND BLUES, INC.

                                      By _____________________________________

                                            Its_______________________________

                                   EXHIBIT A


The Land described in the referenced instrument is located in Hennepin County, Minnesota, and is described as follows:

Lots 2 thru 12, inclusive, Block 15 and all of the vacated alley in said Block 15, Calhoun Park.

Lots 1, 2, 3, 10, 11, 12, Block 14, Calhoun Park and all of the vacated alley adjacent thereto.

Lots 4, 5 and 6, Block 14, Calhoun Park and the East 1/2 of the vacated alley adjacent thereto.

Lots 7 thru 12, inclusive, Block 13, Calhoun Park.

Lots 7 thru 10, inclusive, Block 12, Calhoun Park.

All of the vacated Girard Avenue South lying North of the North line of West 31st Street and South of the North line of Lot 10, Block 12 extended west.

Part of the above property being registered property, more particularly described as follows:

The North 1 foot of Lot 9 and the South 45 feet of Lot 10, Block 15, Calhoun
Park.

                                  EXHIBIT A-1
                              CALHOUN SQUARE LEASE
                             PERMITTED ENCUMBRANCES


         To the best of Landlord's knowledge, the attached Condition of Title (which pertains to the Torrens part of the real property described in Exhibit
A) describes the encumbrances as to all of the real property described in Exhibit A except as follows:

         (1) The mortgage identified in entry 1 has been satisfied and the memorial has been deleted by order of the Examiner of Titles;

         (2) The assignments of rents identified in entries 7 and 9 relate to mortgages identified in entries 6 and 8, respectively, both of which have been satisfied. Accordingly, the assignments of rent are no longer effective.

         Landlord and Tenant agree that the encumbrances in the attached Condition of Title are permitted encumbrances.

[Attachment has been deleted -- document is of record in the Hennepin County Clerk's office]

                                   EXHIBIT B

Exhibit B is a map showing location of the Property.

                                   EXHIBIT C
                                  CONSTRUCTION


I.       PRELIMINARY MATTERS:

         A.      DESIGN PACKAGE

         Promptly upon execution of this Lease, Landlord shall deliver to Tenant applicable architectural, structural, electrical and mechanical information, design theme criteria and other data, details, and requirements (hereinafter collectively referred to as "Design Package") with which Tenant shall fully comply in the preparation of Tenant's Work. Landlord makes no warranties or representations regarding the accuracy of plans, drawings or other information prepared by or for the use of former tenants of the Premises and furnished to Tenant. Tenant assumes all risks arising out of the use of such plans, drawings and information.

         B.      TENANT CONTRACTS

         Within ten (10) days after delivery by Landlord to Tenant of the Design Package, Tenant shall inform Landlord, in writing, of the name, address and telephone number of Tenant's architect or designer and also Tenant's authorized business representative. Tenant agrees to promptly notify Landlord, in writing, of any change or changes of its architect or designer and/or business representative.

II.      PLAN REVIEWAL:

         A.      SUBMISSION PROCEDURE

                 1. Preliminary Drawings. Within twenty (20) days after the date on which Landlord delivers the Design Package to Tenant, Tenant shall prepare and deliver to Landlord a preliminary drawing of Tenant's storefront.

                 2. Working Drawings. Within thirty (30) days after the date of Landlord's delivery of the Design Package to Tenant, Tenant shall prepare and submit to Landlord both: (a) the working drawings and specifications for Landlord's written approval (including working drawings for the storefront); and (b) an estimate prepared by Tenant's architect or designer, of the probable cost of Tenant's Work, such estimated probable cost to be itemized as to the various portions of Tenant's Work in such detail as Landlord may reasonably request. The working drawings (plans) and specifications shall include the complete development and delineation by licensed architects, engineers, or designers of working drawings (plans), specifications, bid instructions, bid forms, general conditions, and other documents and details as required to completely describe the architectural, mechanical and electrical components of the work, all as more fully defined in the Design Package.

                 3. Review and Approval of Drawings. Landlord will review Tenant's drawings within ten (10) days after receipt thereof and either approve or reject the same. Landlord's approval will be evidenced by returning one set of drawings to Tenant with an endorsement of either (i) "Approved, Final" or (ii) "Approved, Final as Noted". Landlord shall notify Tenant of the manner, if any, in which said drawings as submitted by Tenant fail to conform with the provisions of this Lease or the Design Package, are incomplete, inadequate or are otherwise unacceptable to Landlord and in any such case, Landlord's rejection will be endorsed thereon in one of the following manners: (i) "Approved as Noted, Resubmit", or (ii) "Not Approved, Resubmit" or (iii) "Other".

                 4. Resubmission. Within ten (10) days following receipt of Landlord's rejection, if any, Tenant shall promptly revise or correct the drawings and resubmit revisions or corrections to Landlord correcting the objections previously noted. Landlord shall review said resubmitted drawings within ten (10) days. If Tenant's resubmitted drawings are again rejected, (i) Tenant shall be responsible for all ensuing delays as provided in paragraph XIII of this Exhibit, (ii) Tenant shall continue to resubmit drawings until the same are approved, and (iii) Tenant shall pay to Landlord upon demand all costs and expenses thereafter incurred by Landlord in connection with such drawings including, but not limited to the costs and charges of Landlord's representative, architect and engineer for work done thereon.

                 5. Final Date. In any event, Tenant is obligated to have completed and approved working drawings and specifications no later than ninety (90) days after the complete Design Package is sent to Tenant.

                 6. Changes. Tenant covenants and agrees that no other revisions, corrections, additions or changes shall be made by Tenant to the working drawings except with respect to such objections expressly previously noted; and Tenant shall be liable for any and all costs and damages incurred by Landlord resulting from a breach of this covenant.

                          If any changes are made in Tenant's working drawings and/or color rendition of the storefront design, after Landlord's approval thereof, as above provided, either prior to or during construction of Tenant's Work, Tenant shall submit to Landlord, for Landlord's approval, two (2) sets of revised working drawings and/or one (1) color rendition of the storefront design, whichever the case may be; and in such event, Tenant shall pay to Landlord all reasonable architectural and engineering fees and costs of Landlord's architects and engineers for the study, review and approval of such revised working drawings and/or such revised color rendition of the storefront design.

                 7. Anything herein contained to the contrary notwithstanding, any approval or other action given or taken by Landlord or Landlord's architect with respect to Tenant's preliminary drawings or working drawings or Tenant's Work shall not obligate Landlord in any manner whatsoever in respect to the finished product, design and/or construction by Tenant. Any deficiency in design or construction, although the same had prior approval of Landlord, shall be solely the responsibility of Tenant. Tenant shall be solely responsible for corrections in Tenant's Work and its working drawings and specifications required by governmental authority.

                 8. Within thirty (30) days after completion of the Premises, Tenant shall deliver to Landlord one set of rolled reproducibles of working drawings of the Premises as built. "Reproducibles" shall be full size mylars or sepias capable of reproducing Tenant's complete approved final working drawings (plans) and specifications; and shall be rolled and delivered in a suitable mailing tube so as to prevent creasing.

B.       MINIMUM REQUIRED PRELIMINARY DRAWINGS

         All submissions of preliminary drawings shall consist of at least one
(1) sepia transparency and two (2) blueline prints of the following:

         1. Elevation(s) of storefront at a minimum scale of 1/4" = 1'0" to include the following details: (a) type of closure (doors/grilles); (b) show windows; (c) relief air grille; (d) type of material; (e) finish of material; (f) colors of finish; (g) sign: indicate color, style, size and location on storefront; and (h) logo (if applicable).

         2.      Rendering of a colored storefront elevation.

C.       MINIMUM REQUIRED WORKING DRAWINGS

         All submissions of working drawings shall consist of at least one (1) sepia transparency and two (2) blueline prints of the following:

         1.      Key Plan showing location of particular tenant.

         2. Floor Plan(s) at a minimum scale of 1/4" = l'0" to include the following detail: (a) location of walls and interior partitions; (b) fixtures; (c) displays; (d) show grid lines by letter and number to match Landlord's grid; (e) include space number designation; (f) North Arrow; (g) room finish schedule; and (h) door schedule.

         3. Elevation(s) at a minimum scale of 1/4" = 1' 0" to include the following detail: a. Storefront: (1) type of closure (door/grille); (2) show windows; (3) Relief air grille; (4) type of material; (5) finish of material; (6) colors of finish; (7) sign: indicate color, style, size and location on storefront; (8) logo (if applicable); b. Interior Walls: (1) type of material; (2) finish of material; and (3) color of finish.

         4. Detail at the minimum scale of 1/4" = 1' 0" unless otherwise noted: (a) overall longitudinal section; (b) storefront; and
                 (c) interior partitions at  1/2" - 1,0".

         5. Sections at the minimum scale of 1-1/2" = 1' 0" unless otherwise noted: (a) storefront; (b) special conditions encountered; and (c) door jamb.

         6. Reflected Ceiling Plan at the minimum scale of 1/4" - 1' 0" to include the following detail: (a) layout of ceiling, including sprinkler heads; (b) lighting fixture location; (c) special ceiling fixtures; and (d) materials.

         7. Electrical distribution plan at the minimum scale of 1/4" = 1' 0" to include the following detail: (a) circuiting and switching; (b) wall and floor outlets; (c) riser diagram; (d) telephone; (e) reflected ceiling plan; and (f) electrical fixture/equipment schedule.

         8. Heating, Ventilating and Air Conditioning Plans at the minimum scale of 1/4" = 1' 0" to include the following detail: (a) ductwork layout; (b) reheat coil(s); (c) thermostat(s); (d) hot water piping; (e) diffusers, grilles, registers; (f) free air opening to mall; (g) special exhaust systems (where applicable); (h) makeup air systems (where applicable); (i) mechanical details at a scale of 1/2" = l'0"; and (j) tabulation sheet included in Tenant Information package is to be filled out by the mechanical/electrical designer and attached to the HVAC drawing.

         9. Specifications. Outline specifications covering all Tenant work, architectural (including list of hardware), electrical, mechanical, sprinkler and heating, ventilating and air conditioning, shall be provided with the above drawings.

         10. Structural drawings. If Tenant's mechanical equipment (including escalators, elevators . . .) requires a structural revision in the Landlord's shell, Tenant shall furnish Landlord with sufficient plans, specifications, and data that Landlord's structural engineers may design correct structural revisions.

         11. Sample Boards. With the minimum required working drawings, Tenant will furnish sample boards indicating colors, textures, materials, etc., of all surfaces on storefront(s) and public areas in the Premises.

III.     CONDITION OF PREMISES:

         Except as may be otherwise herein provided, Tenant shall by entering into and occupying the Premises, and by commencing Tenant's Work therein, be conclusively deemed to have accepted the same and to have acknowledged that the Premises are as represented by the Landlord and are in the condition required by the Lease.

IV.      TENANT'S WORK:

         Except as otherwise provided in the Lease, all work required to complete and place the Premises in finished condition for the opening for business shall be at Tenant's sole expense and shall be Tenant's responsibility to perform or, where hereinafter noted, to request Landlord to perform for Tenant at Tenant's cost.

         A.      WORK DONE BY TENANT AT TENANT'S COST

                 1. Floors. All construction and finishes related to floors shall be designed by Tenant and when approved by Landlord shall be installed by Tenant. Such work shall include but not be limited to: inserts, sleeves and conduit in slabs, slab depressions, raised floors, wood, tile, carpet or other special floor finishes. Tenant shall not install flooring or locate sales fixtures over plumbing cleanouts in a manner which renders them not easily accessible.

                 2. Ceilings. All construction and finishes relating to ceilings shall be designed by Tenant and when approved by Landlord shall be installed by Tenant. Such work shall include but not be limited to: ceiling drops, facias, coves, integrated ceilings and special ceiling finishes, paint, etc. All ceiling heights are subject to Landlord's approval. Access shall be provided to HVAC equipment at locations designated by Landlord.

                 3. Walls. Construction and finishing of partitions shall be designed by Tenant and when approved by Landlord shall be installed by Tenant. Such work shall include but not be limited to: additional backing support in demising walls as required, additional interior stud walls, sheetrock, painting, decorating, etc.

                 4. Doors. Doors and frames into service corridors not required by code may upon approval by Landlord be installed by Tenant.

                 5. Storefronts. Tenant shall be solely responsible for design and, when approved by Landlord, installation of a storefront to the Premises. Design of the storefront shall meet the Landlord's design criteria which will be set forth in the Design Package.

                 6. Electrical. All construction and finishes relating to electrical work shall be designed by Tenant and when approved by Landlord shall be installed by Tenant. Such work shall include but not be limited to: distribution, switches, outlets, special lighting, fixture wiring and lighting, intercom, alarm systems, timers, sound systems, etc. In the event the roof is penetrated by this equipment, the Landlord's roofing contractor will, at Tenant's cost, provide the necessary curbs, flashing, patching, etc., to maintain the integrity and guaranty of the roof.

                 7. Heating, Ventilating and Air Conditioning. HVAC systems from the point at which Landlord delivers ventilation and cooling to the Premises shall be designed by Tenant and when approved by Landlord shall be installed by Tenant's contractor. Such work shall include but not be limited to additional ducts, exposed ducts, exhaust fans, make-up air systems, unit heaters, control devices, etc.

                 8. Gas Connections. All gas connections and gas meters within the Premises and to the meter bank shall be designed by Tenant and, when approved by Landlord, shall be installed by Tenant.

                 9. Water, Sewer, Vents. All water, sewer and venting facilities within the Premises and extensions to Landlord's main facilities shall be designed by Tenant and when approved by Landlord shall be installed by Tenant. Tenant shall provide and install a water meter at Tenant's expense.

                 10. Telephone Equipment. All telephone equipment and conduit within the Premises shall be designed by Tenant and, when approved by Landlord, shall be installed by Tenant.

                 11. Special Equipment. All mechanical equipment, elevators (passenger and freight), escalators, conveyers or other equipment related to the operation of the Tenant, located within the Premises shall be designed by Tenant, and when approved by Landlord, shall be installed by Tenant. Landlord will, at Tenant's cost, provide the necessary structural revisions to accommodate the special equipment. (See IV.B.1).

                 12. Safety Equipment. Installation of all required safety and emergency equipment, including emergency lighting, exit lights, exit hardware, fire extinguishers and any other items required by code or any governmental body shall be designed by Tenant and when approved by Landlord shall be installed by Tenant.

                 13. Handicapped Facilities. Tenant shall install all equipment for aiding the handicapped, as required by any governmental body.

                 14. Storefront. Landlord's Use. Landlord shall have the right, at its option, to take small portions of each end of Tenant's storefront for use as a neutral strip service facility, or other noncommercial use. The maximum taking at each end of the storefront will be two (2) feet in width and two (2) feet in depth, and may extend the full height of the storefront. Landlord shall be responsible for finishing such areas, but such taking shall not reduce any rents, fees or charges mentioned in this Lease. Landlord shall notify Tenant of such taking not later than the date of delivery of the Design Package unless such taking is made necessary by subsequent action of law or any governmental body.

                 15. Temporary Utilities. Tenant agrees to pay for utilities used or consumed in or supplied to the Premises prior to opening for business. Tenant and its contractors shall make arrangements for the supply of utilities with the utility company and shall promptly pay for the same.

                 16. Signs. The design and location of all signs, either for the interior or the exterior of the Premises, shall be subject to prior approval by Landlord and in conformity with criteria set forth in the Design Package. Tenant shall submit detailed sign drawings to Landlord; and no sign shall be installed until Landlord's written approval has been obtained by Tenant.

                 17. Show Windows. All show window backgrounds, show window floors and ceilings and show window lighting installations shall be designed by Tenant and, when approved by Landlord, shall be installed by Tenant.

                 18. Furniture and Fixtures. All furniture and fixtures within the Premises shall be provided by Tenant and, when approved by Landlord, shall be installed by Tenant.

         B. WORK DONE FOR TENANT BY LANDLORD, TENANT REIMBURSING LANDLORD FOR THE COST OF SUCH WORK

                 1. Special Equipment. Landlord will, at Tenant's written request and upon Landlord approval of Tenant's drawings, provide structural revisions to the building shell as are necessary to accommodate any special equipment to be installed by Tenant pursuant to paragraph IV.A.11.

                 2. Openings through Roof. In the event the roof is to be penetrated by Tenant's special or electrical equipment or otherwise, the Landlord's roofing contractor will at Tenant's cost provide the

                            [NEED PAGE 9 - MISSING]

         therefor, all expenses and damages in connection with the removal, replacement and/or repair in a first-class workmanlike manner of any other part of the Tenant's Work which may be damaged or disturbed thereby. All warranties or guarantees as to materials or workmanship on or with respect to Tenant's Work shall be contained in the contracts and subcontracts for performance of Tenant's Work and shall be written so that they shall inure to the benefit of Landlord and Tenant, as their respective interests may appear, and so that they can be directly enforced by either; and Tenant shall furnish to Landlord any assignment or other assurances necessary to effectuate the intent and purpose of this paragraph.

VI.      CONSTRUCTION PROCEDURE:

         The following provisions shall apply to Tenant's Work:

         A.      SCHEDULING

         Tenant shall furnish Landlord, prior to the commencement of Tenant's Work, with a detailed work schedule of all work to be performed by Tenant's contractors and subcontractors, as well as the names, addresses and telephone numbers of such contractors and subcontractors. No work which, in the sole opinion of Landlord, causes noise, vibration, odor or dust which unduly interferes with the conduct of business by other tenants of the shopping center or with the enjoyment of the shopping center by it patrons shall be conducted between 10:00 a.m. and 9:00 p.m. No deliveries of building materials, equipment, fixtures or inventory shall be made to the Premises through the atrium of the shopping center between 10:00 a.m. and 9:00 p.m.

         B.      MECHANICS LIEN POSTING

         Tenant shall advise Landlord prior to the commencement of Tenant's Work within the Premises and shall not commence said work until Landlord shall have posted notices of non-liability for mechanics liens on and within the Premises. Violation of this provision shall give Landlord the right to terminate this Lease.

         C.      QUALITY

         Tenant's Work shall be performed in a first-class and workmanlike manner and shall be in good and usable condition at the date of completion thereof.

         D.      FEES AND PERMITS

         Tenant or Tenant's contractor shall pay for all necessary permits and/or fees required by public authorities and/or utility companies with respect to Tenant's Work.

         E.      DEBRIS

         It shall be Tenant's responsibility to cause each of Tenant's contractors and subcontractors participating in Tenant's Work to remove, haul away from the shopping center and dispose of, at least once a week, all debris and rubbish caused by or resulting from the construction of Tenant's Work. No construction waste, dirt, supplies or machinery and equipment may be placed in areas or space exposed to the public under any circumstances. Upon completion of Tenant's Work, Tenant shall cause its contractors to remove all temporary structures, surplus materials, machinery and equipment, debris and rubbish of whatever kind remaining in the building or within the shopping center, which has been brought in or created by the contractors and subcontractors in the construction of Tenant's Work. If Tenant fails to comply with the foregoing responsibilities, then Landlord may cause the removal of all debris, rubbish, material and equipment, and charge the cost thereof to Tenant, who agrees to pay for the same within ten (10) days after billing.

         F.      PROTECTION

         It shall be the Tenant's responsibility to cause each of Tenant's contractors and subcontractors to maintain continuous protection of adjacent premises in a manner as to prevent any damage to Tenant's Work or adjacent property, improvements and contents by reason of the performance of Tenant's Work. Each contractor and subcontractor shall properly protect Tenant's Work with lights, guard rails and barricades and shall secure all parts of Tenant's Work against accident, storm and any other hazard.

         G.      COORDINATION OF TENANT'S WORK

         Tenant at all times will enforce strict discipline and good order among its employees and contractors hired to perform Tenant's Work. If Tenant's employees, agents or contractors cause any dispute or stoppages among other contractors performing work in the shopping center, Landlord shall have the right to order Tenant to terminate any construction work at any time (i.e. either in the initial construction of the Premises or at any time during the lease term) being performed by or on behalf of Tenant in the Premises. Upon notification from Landlord to Tenant to cease any such work, Tenant shall forthwith remove from the Premises all agents, employees and contractors of Tenant performing such work, until such time as Landlord shall have given its written consent for the resumption of such construction work, and Tenant shall have no claim for damages of any nature whatsoever against Landlord in connection therewith. Tenant shall use, and Tenant shall require its contractors and subcontractors to use, every effort to prevent work stoppages in the Premises or elsewhere in the shopping center, to the extent attributable to work being performed in the Premises, irrespective of the reason for any such stoppage, in recognition of the fact that it is of the utmost importance to Landlord, Tenant and all those occupying space in the shopping center that there be no interruptions in the progress and completion of the construction work. In any contract or undertaking which Tenant may make or enter into with a contractor or subcontractor for work to be performed in the Premises, provision shall be made for the dismissal from the job for stoppage of work as herein provided. Landlord may assign specific entrances to the shopping center to be used by one, several or all of Tenant's contractors and subcontractors, and Tenant agrees to require strict compliance with the same.

VII.     INSURANCE REQUIREMENTS:

         A.      BUILDERS RISK INSURANCE

         At all times during the period between the commencement of construction of Tenant's Work and the opening for business in the Premises, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder's Risk Form, covering Landlord, Landlord's agents, Landlord's Architect, Landlord's contractor or subcontractors (if any), Tenant and Tenant's contractors, as their interest may appear, against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called "all risk endorsement" upon all Tenant's Work in place and all materials stored at the site of Tenant's Work and all materials, equipment, supplies and temporary structures of all kinds incident to Tenant's Work and builder's machinery, tools and equipment, all while forming a part of, or contained in, such improvements or temporary structures while on the Premises or when adjacent thereto, while on malls, drives, sidewalks, streets or alleys, all to the full insurable value thereof at all times. Said Builder's Risk Insurance shall contain an express waiver of any right of subrogation by the insurance company against Landlord, its agents, employees and contractors.

         B.      WORKER'S COMPENSATION

         At all times during the period of construction of Tenant's Work, Tenant's contractors and subcontractors shall maintain in effect statutory Worker's Compensation and Occupational Disease Insurance as required by the State of Minnesota.

         C.      PUBLIC LIABILITY INSURANCE

                 1. Contractors' Public Liability Insurance. Tenant's contractors and subcontractors shall maintain in effect Comprehensive General Liability Insurance (including Contractor's Protective Liability) in an amount not less than Five Hundred Thousand Dollars ($500,000.00) per person and One Million Dollars ($1,000,000.00) per occurrence whether involving personal injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of One Million Dollars ($1,000,000.00). Such insurance shall provide for explosion and collapse coverage and contractual liability coverage and shall insure the general contractor and/or subcontractors against any and all claims for personal injury, including death resulting therefrom, and damage to the property of others and arising from his or her operations in connection with Tenant's Work and whether such operations are performed by the general contractor, subcontractors or any of their subcontractors, or by anyone directly or indirectly employed by any of them.

                 2. Tenant's Public Liability Insurance. Within ten (10) days after delivery by Landlord to Tenant of the Design Package (provided under Paragraph I hereof), Tenant shall secure and cause to be maintained in effect at all times thereafter until the termination of this Lease, at Tenant's cost and expense a Comprehensive General Liability Policy, on an occurrence personal injury and property damage basis with limits of not less than One Million Dollars ($1,000,000.00) including Property Damage, Water Damage, and Sprinkler Leakage Liability. The Liability policy shall be on a Comprehensive General and Automobile Liability form and shall include, but not be limited to, coverage for all operations of Tenant with respect to Premises, Tenant's contractor and subcontractors, including automobile coverage (for both owned and non-owned vehicles), contractual liability (provided under Paragraph VIII hereof), completed operations liability and contingent or protective liability.

                 3. UMBRELLA COVERAGE. In addition, Tenant shall secure and maintain umbrella coverage of at least One Million Dollars ($1,000,000.00) over amounts specified in subparagraphs 1 and 2, above.

         D.      CANCELLATION

         The policies of insurance referred to in this Paragraph VII shall contain the following endorsement: "It is understood and agreed that the coverage of this policy shall not be canceled or modified by the company until the company has mailed written notice, by registered or certified mail, to Landlord stating when (but in no event less than twenty (20) days thereafter) such cancellation or modification in coverage shall be effective."

         E.      CERTIFICATES

         Prior to the commencement of Tenant's Work, Tenant and Tenant's contractor or subcontractors shall provide Landlord with a copy of a Certificate or Memorandum of Insurance showing complete coverage as required under subsection A, B and C of this Paragraph VII

VIII.    INDEMNITY:

         It is agreed that Tenant assumes the entire responsibility and liability, for any and all injuries or death of any or all persons, including Tenant's contractor and subcontractors, and their respective employees and for any and all damages to property caused by, or resulting from or arising out of any act or omission on the part of the Tenant, Tenant's contractor or subcontractors or their respective employees, in the prosecution of the Tenant's Work and with respect to such work agrees to indemnify and save harmless the Landlord, the fee owner and any ground or underlying ground lessors of the shopping center from and against all losses and/or expenses including reasonable legal fees and expenses, which they may suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged and Tenant and Tenant's contractor and/or subcontractors shall assume and defend at their own expense all such claims or lawsuits. Tenant agrees to insure this assumed liability in its Comprehensive General Liability Policy and the Certificate of Insurance or copy of the policy that the Tenant will present to Landlord shall so indicate such contractual coverage.

IX.      TEMPORARY STORE FRONT:

         Tenant shall erect and install, at its own cost and expense, a temporary decorative and noncombustible storefront enclosure in accordance with Landlord's standard design and color criteria, until the Premises are completely enclosed by the permanent storefront. Tenant's storefront shall not extend beyond the lease line during the period commencing November 1 and ending December 25, it being the desire of the parties not to impair visibility of adjacent premises during the pre-Christmas holiday selling period.

X.       STOPPAGE OF TENANT'S WORK:

         If Tenant's Work in the Premises is not completed during pre-Christmas and/or pre-Easter holiday selling periods and Tenant's Work creates noise, vibrations or odors, Landlord shall have the right to order Tenant to terminate any and all construction work being performed by or on behalf of Tenant in the Premises and/or the shopping center. Upon notification from Landlord to Tenant to cease any such work, Tenant shall forthwith remove from the Premises all agents, employees and contractors of Tenant performing such work and Tenant shall have no claim for damages of any nature whatsoever against Landlord in connection therewith. Landlord shall have the right to establish rules and regulations for all work under this Paragraph, and Tenant agrees to enforce the same.

XI.      COMMENCEMENT OF TENANT'S WORK:

         Following Landlord's approval of Tenant's working drawings Tenant agrees to employ contractors and subcontractors to perform Tenant's Work in accordance with the said approved working drawings Tenant's Work will be commenced promptly after Landlord's approval of Tenant's working drawings.

XII.     COMPLETION OF TENANT'S WORK:

         Within a period of ninety (90) days after the Design Package is sent to Tenant, or by the Commencement Date otherwise specified in the Lease, whichever is earlier, Tenant shall cause its contractors and subcontractors to complete Tenant's Work in the premises, and Tenant shall cause its trade fixtures and merchandise to be installed and stocked in the Premises and be ready to open for business.

XIII.    DELAY:

         Tenant agrees that the respective time periods hereinabove set forth for the submission and/or revision or correction of Tenant's plans and the commencement and the completion of Tenant's Work shall be of the essence of this Lease. If Tenant fails or omits to make timely submission to Landlord of any plans or specifications or unreasonably delays in submitting or supplying information concerning the revision and/or correction thereof or in commencing to perform or performing or completing Tenant's Work, Landlord may in addition to any other right or remedy it may have, give Tenant at least ten (10) days' written notice that if a specified failure, omission or delay is not cured by the date therein stated, this Lease be deemed canceled and terminated. If such notice shall not be complied with, this Lease shall, on the date stated in such notice, automatically be canceled and terminated, without prejudice to Landlord's other rights under this Lease or pursuant to law.

XIV.     SECURITY FOR TENANT'S WORK:

         Landlord may require Tenant, before entering on the Premises for any purpose, or at any time before the completion of Tenant's Work, to give Landlord proof reasonably satisfactory to Landlord, of Tenant's financial ability to complete and fully pay for Tenant's Work prior to opening for business and in addition thereto, Landlord may require Tenant (a) to furnish to Landlord a payment and performance bond in an amount satisfactory to Landlord written by a surety company licensed and authorized to issue such bonds in Minnesota, guaranteeing the payment and performance of Tenant's work free of mechanic's or other liens, or (b) to deposit in escrow with Landlord an amount equal to one hundred percent

(100%) of the estimated sum required to complete Tenant's Work. Landlord shall release portions of such escrow deposit to pay bills as Tenant's Work progresses, providing however, for a fifteen percent (15%) retention until Tenant's full compliance with the requirements of this Exhibit C. Should Tenant fully comply with the requirements of this Exhibit C, said deposit shall be returned to Tenant, less any portion thereof which may have been applied to compensate Landlord for any loss or damages sustained by Landlord due to any breach on the part of Tenant.

XV.      REQUIREMENTS UPON COMPLETION:

         Upon the completion of Tenant's Work but in no event later than thirty
(30) days after completion of the Premises, Tenant shall deliver to Landlord and/or comply with the following: (1) Tenant's affidavit stating that Tenant's Work has been substantially completed in compliance with Exhibit C and Tenant's approved working drawings, and which affidavit shall include a reasonably itemized general breakdown of Tenant's final and total construction costs, together with proof, reasonably satisfactory to Landlord, of payment thereof; and a statement, if such be the case, that no security interests under the Uniform Commercial Code or chattel mortgages are outstanding or have been filed. Such affidavit may be relied upon by Landlord, it being understood that any deliberate misstatement by Tenant therein shall constitute an Event of Default hereunder; (2) an affidavit of the general contractor or contractors performing Tenant's Work stating that Tenant's Work has been fully completed in compliance with Exhibit C and Tenant's approved working drawings (plans) and specifications and that all subcontractors, laborers and material suppliers, who supplied labor and/or material for Tenant's Work (whose names and addresses shall be recited in the affidavit) have been paid in full; and proof that all liens therefor have been waived or, if filed, have been discharged of record;
(3) complete releases and waivers of liens with respect to the Premises and shopping center, executed by said contractor or subcontractors supplying labor and/or materials for Tenant's Work; (4) the written certification by Tenant's architect that Tenant has fully completed all of Tenant's Work in compliance with this Exhibit C; (5) reimbursed Landlord for the cost of any of Tenant's Work done for or on behalf of Tenant, as set forth in Exhibit C or otherwise;
(6) all certificates and approvals with respect to Tenant's Work that may be required by any governmental authorities as a condition for the issuance of a Certificate of Occupancy for the Premises; (7) the estoppel certificate referred to and mentioned in Article III of this Lease; and (8) copies of approved manufacturer's literature or catalogue relating to equipment and machinery installed by Tenant within the Premises (including heating, ventilating and air conditioning equipment).

XVI.     INSPECTION:

         Landlord or Landlord's representative shall, during the course of construction and after completion of construction of the Premises, have the right to inspect the Premises to verify completion in accordance with the approved working drawings (plans) and specifications.

                                   EXHIBIT E
                                    GUARANTY


         In consideration of, and as an inducement for the granting, execution and delivery of a certain Lease dated ______________, 199_ (herein the "Lease"), by Calhoun Square Associates Limited Partnership, the Landlord therein named, to Dave's BAR-B-QUE & Blues, Inc. (herein the "Tenant"), the undersigned (herein the "Guarantor"), hereby guarantees to Landlord, its successors and assigns, the full and prompt payment of Rent (including Minimum Rent, Percentage Rent and Additional Rent, as defined in the Lease), and any and all other sums and charges payable by Tenant, its successors and assigns, under the Lease, and hereby further guarantees the full and timely performance and observance of all the covenants, terms, conditions and agreements of the Lease to be performed and observed by Tenant, its successors and assigns; and Guarantor hereby covenants and agrees to and with Landlord, its successors and assigns, that if default shall at any time be made by Tenant, its successors and assigns in the payment of Rent, or if Tenant should default in the performance and observance of any of the terms, covenants, provisions or conditions contained in this Lease, Guarantor shall and will forthwith pay such Rent to Landlord, its successors and assigns, and any arrears thereof, and shall and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and provisions, and will forthwith pay to Landlord all damages that may arise in consequence of any default by Tenant, its successors and assigns, under the Lease, including without limitation, all reasonable attorneys' fees and disbursements incurred by Landlord or caused by any such default and/or by the enforcement of this Guaranty.

         The foregoing notwithstanding, Guarantor shall not be liable for any defaults by Tenant which occur or arise after the date which is five (5) years after the Commencement Date of the Lease. Guarantor shall, in any event, be liable for all costs, disbursements and reasonable attorneys' fees incurred by Landlord with respect to or arising out of the enforcement of this Guaranty.

         THIS GUARANTY IS AN ABSOLUTE AND UNCONDITIONAL GUARANTY OF PAYMENT AND PERFORMANCE. It shall be enforceable against Guarantor, its successors and assigns, without the necessity for any suit or proceedings on Landlord's part of any kind or nature whatsoever against Tenant, its successors and assigns, and without the necessity of notice of non-payment, non-performance or non-observance or of any notice of acceptance of this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which the Guarantor hereby expressly waives, and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, or against Tenant's successors or assigns, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease.

         This Guaranty shall be a continuing Guaranty and the liability of Guarantor hereunder shall in no way be affected, modified of diminished by reason of any modification or extension of the Lease or by reason of any modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease by Landlord and Tenant, or by reason of any extension of time that may be granted by Landlord and Tenant, its successors and assigns, or by reason of any dealing or transactions or matter or thing occurring between Landlord and Tenant, its successors and assigns, or by reason of any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting Tenant, whether or not notice thereof or of any thereof is given to Guarantor.

         Guarantor warrants and represents to Landlord that it has the legal right and capacity to execute this Guaranty.

         All of the Landlord's rights and remedies under the Lease or under this guaranty are intended to be distinct, separate and cumulative, and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any other right or remedy available to Landlord.

         As used herein, the term "successors and assigns" shall be deemed to include the heirs and legal representatives of Tenant and Guarantor, as the case may be.

         This Guaranty shall be governed by and construed in accordance with the laws of the State of Minnesota.

         Guarantor agrees that within 10 days after any request therefor by Landlord, Guarantor will execute, acknowledge and deliver to Landlord or to any proposed purchaser of the shopping center or any proposed lender designated by Landlord, a written statement certifying that this Guaranty is unmodified (or stating any such modifications) and in full force and effect and that Guarantor has no defenses or offsets against the enforcement of this Guaranty.

         IN WITNESS WHEREOF, the Guarantor has executed this ____ day of ______________ 19__.

                                        ______________________________
                                        David Anderson, Guarantor


STATE OF MINNESOTA        )
                          )ss.

COUNTY OF HENNEPIN        )

         The foregoing instrument was acknowledged before me this day _____ of ___________, 19__ by _________________________.



                                        ________________________________________
                                        Notary Public

                                   EXHIBIT F
                                TO LEASE BETWEEN
                 CALHOUN SQUARE ASSOCIATES LIMITED PARTNERSHIP
                    AND LAKE & HENNEPIN BBQ AND BLUES, INC.


SECTION 1. Article II, Section 1 is amended by adding the words "and green" following the word "red" in the third line thereof; and is further amended by deleting the fifth sentence: "Landlord shall be entitled to permit other tenants, utility companies and others to exercise such rights" and by inserting in lieu thereof the following sentence: "Landlord shall be entitled to permit utility companies and Landlord's agents and employees to exercise such rights. Landlord and anyone else exercising such rights shall use reasonable efforts to avoid diminishment of the usable space of the Premises or unreasonable interference with Tenant's use and enjoyment of the Premises. Landlord shall expeditiously repair at its expense any affected areas. When economically reasonable, structurally feasible and necessary to avoid significant, detrimental impact to the appearance of the Premises, such pipes, ducts, conduits, vents and wires shall be installed and concealed behind the walls, columns and ceilings. Except in the case of emergencies, Landlord shall give reasonable prior notice of any entry into the Premises (whether pursuant to Article II or any other provision of the Lease, notwithstanding any provision to the contrary herein or therein) and enter the Premises only at reasonable times.

SECTION 2. Article II, Section 1 is further amended by adding at the end thereof the following:

         No such change shall materially and adversely affect access to or visibility of the Premises nor result in the closing of the shopping center exterior doors located adjacent to the Premises nor in the relocation of the parking ramp.

SECTION 3. Article II, Section 3 is amended by adding after the first sentence thereof the following:

         Nothing herein shall be deemed to authorize Landlord to shift the location of the Premises without the consent of Tenant.

SECTION 4. Article II, Section 3 is further amended by deleting the last sentence thereof and inserting the following:

         The area of the patio and any storage areas separately leased to Tenant shall be excluded in any calculation of the gross leasable area of the Premises. The area of the Farmers Market Area shall be included in calculating the gross leasable area of the Premises.

SECTION 5. Article II is amended by adding a new Section 5 thereto reading as follows:

         SECTION 5. If at any time during the term or extended term of the Lease, storage space in the basement of the shopping center becomes available for lease, and Tenant has previously notified Landlord of its desire to lease basement storage space, Tenant shall have the option to lease said space at the then current market rate as determined by Landlord; provided, however, that Tenant's right to lease any such space is subject to the rights of other tenants granted previous to the date of this Lease. Tenant is granted the further option, exercisable by notice to Landlord given within sixty days of the date hereof, to construct storage areas in either or both of the locations outlined in blue on attached Exhibit B. Any such storage areas shall be improved only after Landlord has approved the plans and specifications therefore. Rent for any such storage space within the present exterior walls of the shopping center shall be payable from and after the earlier of August 1, 1996 or the date on which Tenant first uses said space. Through December 31, 1996 the gross rental rate shall be $6.50 per square foot of rentable area. On January 1, 1997 and on each January 1 thereafter during the term, rent shall be adjusted to reflect any change in the Price Index as defined in
         Article XXXIV, Section 15. No rent shall be payable for any storage space built by Tenant and located outside of the present exterior walls of the shopping center. The term of any storage lease entered into pursuant to these options shall be coterminous with the term of the Lease for the Premises. A default in Tenant's performance of the terms and conditions of any lease for storage space shall also be an "event of default" within the meaning of Article XXIV of this Lease entitling Landlord to exercise its remedies as provided in said Article as to the Premises and as to the storage space. Any storage space leased shall be delivered in "AS IS" condition. Landlord's standard storage space lease reflecting the foregoing terms shall be executed by the parties.

SECTION 6. Article II is further amended by adding a new Section 6 thereto reading as follows:

         SECTION 6. Tenant covenants and agrees that the total capitalized costs of the project determined in accordance with generally accepted accounting principles (but excluding pre-opening expenses in excess of $50,000, and consulting, development or similar fees paid or payable to Tenant, or to David Anderson or to entities affiliated or related to either of them) shall be not less than $700,000. Tenant shall provide Landlord promptly after substantial completion of the tenant improvements with paid invoices, mechanics' lien waivers or other evidence reasonably acceptable to Landlord of the project costs showing that Tenant has performed its obligations under this Section 6. Tenant shall have the right to enclose the Farmers Market Area (outlined in green on attached Exhibit
         B). All such work shall be done at Tenant's sole expense pursuant to plans and specifications approved by Landlord in writing prior to the commencement of construction.

SECTION 7. Article II is further amended by adding a new Section 7 thereto reading as follows:

         SECTION 7. Landlord represents to Tenant that it is the fee owner or ground lessee of the property described in Exhibit A to the Lease, that to the best of its knowledge, its ownership is subject to the encumbrances described on Exhibit A-1 to the Lease and that the shopping center and the parking ramp, as they presently exist, are located on the property described on Exhibit A.

SECTION 8. Article III is amended by adding a new Section 3 thereto reading as follows:

         SECTION 3. The term of this Lease may be extended for two (2) additional terms of five (5) years each if Tenant effectively exercises its option to do so in the manner hereinafter set forth. Such additional terms shall be on the same covenants, agreements and conditions contained in this Lease for the original term except that
         (1) if Tenant fails to effectively exercise its first option to extend the term Tenant shall have no second option, (2) Tenant shall have no options to further extend the term, and (3) the annual minimum rent and percentage rent payable during the option periods shall be calculated as set forth in Article I, paragraphs 4 and 5. If Tenant gives Landlord written notice of Tenant's election to extend the term of this Lease not later than one hundred eighty (180) days prior to the expiration of the initial term of this Lease, or prior to the expiration of the first five-year extended term, as the case may be, and if Tenant is not in default in the performance or observance of any covenant, agreement or condition of this Lease at the time such notice is given or on the expiration date of the relevant term of the Lease, the term of this Lease shall have been effectively extended by Tenant for the first or second additional five-year period.

SECTION 9. Article III is amended by adding a new Section 4 thereto reading as follows:

         SECTION 4. Tenant shall be permitted to enter the Premises to begin its tenant's improvements on the date on which Landlord has finally approved Tenant's working drawings, the contingency set forth in Exhibit F, Section 67(b) as to a nondisturbance agreement has either been satisfied by Landlord or waived by Tenant, and the contingency set forth in Exhibit

         F, Section 67(c) as to the ground lease has either been satisfied or waived by Tenant. Tenant's occupancy of the Premises between the date of entry and the Commencement Date shall be upon all of the terms and conditions of the Lease, except that Tenant's only occupancy costs shall be as provided in Exhibit C with respect to temporary utilities.

SECTION 10. Article IV, Section 2 is deleted and the following is substituted in lieu thereof:

         Except as expressly provided in Article I, paragraphs 4 and 5, and in Exhibit F, Section 13, Tenant waives and disclaims any present or future right to apply any liability or obligation of Landlord, however incurred, as a set-off or other reduction against any payment or part payment of rent (including minimum rent, percentage rent and additional rent) due from Tenant hereunder unless and until such liability or obligation of Landlord to Tenant has been established by a judgment rendered by a court of competent jurisdiction with all rights of appeal or review having been waived or expired.

SECTION 11. Article V, Section 1 is amended by replacing the phrase "February 1" with the phrase "June 1" and by replacing the phrase "January 31" with the phrase "May 30." The last sentence of the first grammatical paragraph of said
Section 1 is amended by adding at the end thereof the phrase, "except as expressly provided in Article I, paragraph 5."

SECTION 12. Article V, Section 1 is further amended by deleting the second grammatical paragraph and inserting in lieu thereof the following:

         Percentage rent, if any, for the fiscal year ending May 30, 1997 shall be due and payable in full on or before June 30, 1997. Thereafter, percentage rent shall be determined and payable quarterly on or before the fifteenth (15th) day following the close of each such quarterly period during the term based on year-to-date gross sales for the fiscal year in which the quarter occurs. Quarters end on August 31, November 30, February 28 (or 29) and May 30. The "annual breakpoint" for each full fiscal year during the first ten years of the term is $2,520,000. The "annual breakpoint" for the next five years of the term is $3,360,000. The "annual breakpoint" for the first five year extended term is $3,640,000. The "annual breakpoint" for the second five year extended term is $4,200,000. The first quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the first quarter exceed one-quarter of the relevant annual breakpoint. The second quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the first two quarters exceed one-half of the relevant annual breakpoint. The third quarterly payment shall be five percent

         (5%) of the amount by which Tenant's gross sales for the first three quarters exceed three-fourths of the relevant annual breakpoint. The fourth quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the year exceed the relevant annual breakpoint. The percentage rent credit provided for in Article I, paragraph 5 for each of the first five full fiscal years shall be taken against the first payments of percentage rent due hereunder. Further, if at the end of any such fiscal year the credit taken by Tenant in preceding quarters exceeds the amount of credit for which Tenant is eligible for the year, then Tenant shall, not later that fifteen (15) days after the end of the fiscal year, pay to Landlord the amount of the excess. If, at the end of any Fiscal Year, the total amount of estimated percentage rent paid by Tenant exceeds the total amount of percentage rent required to be paid by Tenant for the said Fiscal Year, Tenant shall, notwithstanding any provision in this Lease to the contrary, have the right to off-set such excess against the next payments of rent due hereunder. Any excess estimated percentage rental paid during the last Fiscal Year of the lease term will be refunded to Tenant as soon as the amount of such excess is ascertained. If, at the end of any Fiscal Year, the total amount of estimated percentage rent required to be paid by Tenant is less than the total amount of percentage rent required to be paid by Tenant for said Fiscal Year, the balance shall be due and payable in full thirty
         (30) days after the end of said Fiscal Year.

SECTION 13. Article V, Section 2 is amended by deleting the words "without reserve or deduction for inability or failure to collect" from the fifth line thereof, and by inserting after the sentence that ends "to shippers or manufacturers" the following:

         In addition to the above, the following will specifically be excluded from Gross Sales for purposes of computing Percentage Rent: (i) Sales to employees of Tenant at a discount, to the extent said sales do not exceed two percent (2%) of annual Gross Sales; (ii) sales of merchandise bearing Tenant's trade name or logo to the extent said sales do not exceed $200,000; (iii) the amount of any sale paid for by check or credit card where the check is uncollectible or the credit card charge is not paid by the card issuer; (iv) proceeds from the sale of pre-recorded music by artists appearing live at the Premises and of merchandise such as t-shirts and hats related to such artists; and (v) cover charges and event fees collected by Tenant in connection with live entertainment at the Premises. Notwithstanding the foregoing, the full retail price of any food, beverage, pre-recorded music and merchandise provided without charge to persons in consideration of the payment of a cover charge or event fee, or the value of any discount on the purchase of the same given in consideration of the payment of a cover charge or event fee shall be included in gross sales. To the extent Tenant earns a "profit" from the activities described in subparagraphs (iv) and (v) above, such "profit" shall be included in gross sales. For purposes of the foregoing, "profit" shall mean the proceeds, charges and fees described in subparagraphs
         (iv) and (v) above, less the following costs and expenses incurred by Tenant and reasonably attributable to the performance of live music or sale of prerecorded music and merchandise: (1) direct costs of prerecorded music and t-shirts, hats and music-related merchandise;
         (2) direct costs of live performance including contract and payments for services, wages, fringe benefits, payroll taxes and insurance;
         (3) costs and expenses of promoting live music performance including, but not limited to, print and electronic media advertising; (4) insurance; (5) security; (6) administration of live music performance;
         (7) licenses; and (8) other directly related costs and expenses.

         Article V, Section 2 is further amended by deleting the last sentence thereof.

SECTION 14. Article V, Section 3 is amended by deleting the word "accurate" from the third line, by inserting following the phrase "books and records" in said third line the phrase "maintained in accordance with generally accepted accounting principles," and by inserting after the words "reasonable times" in the last line thereof the words "after notice to Tenant."

SECTION 15. Article V, Section 3 is amended by deleting the phrases "and gross income tax reports" and "state gross income tax reports,".

SECTION 16. Article V, Section 4 is amended by deleting the words "entire business affairs and" from the second sentence thereof. The second to the last sentence of Article V, Section 4 is amended by deleting the words "two percent (2%)" and inserting in lieu thereof the words "three percent (3%)" and by inserting the word "reasonable" before the words "cost of said audit."

SECTION 17. Notwithstanding the provisions of Article V, Section 4 to the contrary, Landlord shall be permitted to terminate the Lease on account of under-reported sales only if two such audits in any five-year period disclose a liability for percentage rent to the extent of three percent (3%) or more in excess of the percentage rentals therefor computed and paid for by Tenant.

SECTION 18. Article VI is amended by deleting the words "by a certified public accountant" in the second sentence and inserting in lieu thereof the words, "by Tenant if Tenant is an individual, by the chief financial officer of Tenant if Tenant is a corporation or by a general partner of Tenant if Tenant is a partnership."

SECTION 19. Article VII, Section 2 is amended by adding after the words "If Tenant shall fail" in the first line the words "on three or more occasions during any lease year" and by adding after the words "Tenant shall" in the second line the words "on the third and any subsequent occasions during such lease year."

SECTION 20. Article VIII, Section 1 is amended by adding at the end thereof the following:

         All equipment and fixtures in the Premises as of the date hereof may be used or disposed of by Tenant in its discretion.

SECTION 21. Article VIII, Section 2 is amended by deleting said Section in its entirety and inserting a new Section 2 in lieu thereof as follows:

         Tenant's contractors, subcontractors and material suppliers shall be subject to Landlord's prior approval. All tenant improvements done in the Premises shall be performed by professional contractors. Contractor's and any subcontractors' workers shall work in harmony with workers of other contractors at the Shopping Center. In the event of any actual or threatened picketing of the Shopping Center related in any way to the performance of Tenant's Work, Landlord shall have the right to require Tenant's contractor's and subcontractors' workers to immediately stop construction and leave the Premises and the Shopping Center. In the event Tenant's contractor's and subcontractors' workers are required to leave the Premises pursuant to the operation of this Section, Tenant shall not receive any extension of time in which Tenant's Work is required to be completed.

SECTION 22. Article IX, Section 1 is hereby deleted and the following is substituted in lieu thereof:

         The Premises may be used and occupied by Tenant solely under Tenant's trade name and solely for the purposes specified in Article I, paragraph 3 hereof. Tenant shall not use or permit the Premises to be used to any other purpose or purposes or under any other trade name without the prior written consent of Landlord. Tenant shall at all times operate in and promote the Premises as a first quality restaurant and, if a license can be secured, bar. Tenant agrees to utilize the Premises during the entire term of the Lease and any extensions thereof in such a manner as will produce the maximum amount of percentage rent from the Premises Tenant shall promptly comply with all laws (including the Americans with Disabilities Act), ordinances, governmental orders and regulations, and all insurance company requirements affecting the Premises and the cleanliness, safety, use and occupation thereof. Tenant covenants, agrees and represents that of Tenant's gross sales (as defined in Article V, Section 1) attributable to food and liquor in any fiscal year at least sixty percent (60%) will consist of food sales and that no more than forty percent (40%) will consist of liquor sales. Tenant agrees to provide Landlord with a breakdown of its gross sales between food sales and liquor sales as part of its monthly sales reports submitted pursuant to Article VI of the Lease. Monthly statements shall also contain a "year-to-date" breakdown of sales between food and liquor sales. Such breakdown shall also be certified in the manner required with respect to Tenant's monthly statement of gross sales pursuant to Article VI of the Lease. Tenant shall also provide Landlord with a copy of Tenant's annual liquor license renewal application at the time such application is filed with the City of Minneapolis.

SECTION 23. Article IX, Section 2 is amended by adding at the end thereof the following:

         Notwithstanding the foregoing and provided Tenant is not in default of its obligations under the Lease beyond applicable cure periods, Landlord shall not enter into a lease wherein the tenant is permitted to operate as its principal business in the shopping center a full-service restaurant and bar specializing in the sale of bar-b-que meat and/or poultry.

SECTION 24. Article IX, Section 3 is amended by inserting at the end thereof the following:

         Notwithstanding the foregoing, Landlord consents to the presentation of live, amplified music in the Premises and agrees that Tenant will not be deemed to be in default of the Lease provided that Tenant strictly complies with all ordinances, rules and regulations of the City of Minneapolis having to do with the presentation of live music or having to do with noise, sound or nuisance, that live music be presented only after 9:00 p.m., that the sound not be transmitted or broadcast to the adjacent patio and that doors leading to the patio will not be propped open while live music is being presented. Nothing herein or elsewhere in the Lease shall be deemed to require Tenant to present live music in the Premises at any time.

SECTION 25. Article X, Section 2 is amended by inserting at the beginning thereof the following:

         Landlord has constructed a parking ramp which serves the shopping center. Landlord agrees that during the lease term it will not by its own intentional act reduce the parking capacity serving the shopping center to less than the capacity to park 325 cars.

         Article X, Section 2 is further amended by deleting the second sentence thereof. Article X, Section 2 is further amended by adding at the end thereof the following:

         Tenant shall take reasonable steps to discourage employee parking in the parking ramp, particularly during holiday shopping seasons, at Landlord's request.

         Tenant shall be permitted to purchase four monthly parking permits for the Calhoun Square parking ramp at the rates from time to time charged by Landlord to the public. Tenant shall not, however, have a designated or reserved space in the parking ramp.

         Landlord agrees to install signs on the four (4) metered parking spaces located along Girard Avenue immediately behind the shopping center and located closest to the Premises which signs shall indicate that such parking spaces are for the use of Tenant's "take-out" customers only between the hours of 5:00 p.m. and 11:00 p.m. daily and which designate a 15-minute time limit for their use. The design and text of such signs must be approved in advance by Landlord and prepared by Tenant. Users of the spaces shall pay the then-current parking meter rates. Landlord shall have no obligation to monitor or control the use of such parking spaces.

SECTION 26. Article X, Section 3 is amended by adding at the end of the second sentence thereof, ", provided, however, that Landlord shall endeavor to manage, operate and maintain the shopping center in a manner which is consistent with other first class shopping centers in the Twin Cities metropolitan area. Landlord, and not Tenant, shall be responsible for the compliance of the common areas of the shopping center with the provisions of the Americans with Disabilities Act."

SECTION 27. Article X, Section 4 is amended by adding at the end thereof the following:

         Tenant shall have the right to examine and/or audit Landlord's books and records in connection with expenses of which Tenant is required to pay its proportionate share as provided in this Section 4. Any such examination or audit shall be conducted at Landlord's offices at Tenant's sole cost and expense during reasonable business hours and without unreasonable frequency.

SECTION 28. Article XI, Section 1 is amended by deleting the phrase "or by reason of anyone illegally entering in or upon the Premises," from the third sentence thereof.

SECTION 29. Article XI, Section 2 is amended by adding at the end of the first sentence the words "exclusively serving the Premises" and by adding after the first sentence thereof the following:

         Without limiting the foregoing obligations of Tenant, Tenant shall enter into one or more agreements, the form and substance of which shall be subject to Landlord's reasonable approval, for the regular preventative maintenance of the heating, ventilating (including cooking ventilation), gas and sewage systems and/or equipment serving the Premises. Such agreement(s) shall provide for inspection and maintenance by contractor(s) approved by Landlord at least once each calendar quarter, or more frequently if necessary to comply with the recommendations of manufacturers or installers of such systems and equipment. Tenant shall, if requested by Landlord, submit to Landlord at least once each calendar quarter evidence of the completion of the inspection and any maintenance required hereby or recommended by the inspecting contractor(s). Landlord reserves the right to inspect or retain a consultant to inspect the Premises at reasonable times to insure that the same are operated and maintained in accordance with applicable codes, to verify that all safety equipment is operating properly, and to verify that the requirements of this Article are being met.

         Article XI, Section 2 is further amended by deleting the phrase "five
(5) consecutive days" and inserting in lieu thereof the phrase "fifteen (15) consecutive days."

SECTION 30. Article XI, Section 3 is amended by adding the words "of the Premises" following the words "structural portions."

SECTION 31. Article XII, Section 1 is amended by adding at the end thereof the following:

         Notwithstanding the foregoing, Tenant shall be entitled to one listing on each shopping center directory. Subject to receipt of Landlord's prior written approval as to content, materials, and method of installation and to compliance with all applicable ordinances and regulations, Tenant shall have: (a) the exclusive right to place signage in the location depicted in Exhibit G-1, in the area (but at a somewhat lower elevation as reasonably determined by Landlord) depicted in Exhibit G-2, in the third floor window immediately below the "Calhoun Square" sign and in the two windows immediately adjacent to and on either side of such window as depicted in Exhibit G-3; (b) the exclusive right to place a sign below the second floor windows and above the shopping center entrance at the intersection of Hennepin and Lake as depicted in Exhibit G-3; and (c) the non-exclusive right to signage at the locations depicted in Exhibit G-4, G-5, G-6, G-7, G-8 and G-9 as part of a coordinated sign program developed by Landlord. In the event Tenant installs signs as described in subparagraph (c) above, before Landlord has finalized its coordinated sign program, and if Tenant's signs are removed within two (2) years of the Commencement Date such that Landlord can effectuate the coordinated sign program, then Landlord shall reimburse Tenant's cost of the signs so removed. If as part of Landlord's coordinated sign program, Tenant shares sign locations with other tenants, Tenant's contribution to the cost of the shared sign(s) shall be pro-rata based upon the total number of tenants on the shared sign(s).

SECTION 32. Article XII, Section 2 is amended by deleting from the first sentence thereof the phrase "or make any contract therefore".

SECTION 33. Article XIII, Section 1 is amended by adding at the end thereof the following: Water, gas and electricity are separately metered at the Premises, and Tenant's HVAC system is designed to serve only the Premises.

SECTION 34. Article XIII, Section 3 is amended by adding at the end thereof the following:

         Notwithstanding the foregoing, in the event that the furnishing of utilities or other services to the Premises is materially and substantially interrupted such that Tenant cannot conduct its business in the Premises and such interruption is caused by Landlord rather than by any supplier of utilities or services or any cause beyond Landlord's reasonable control and such interruption continues for a period in excess of five (5) consecutive days, then, thereafter, Tenant's annual minimum rent shall be abated for the remaining period of time such service is materially and substantially interfered with.

SECTION 35. Article XIV, Section 1 is amended by adding at the end of the first grammatical paragraph thereof the following:

         Tenant shall not be liable for all or part of any interest or penalty assessed on account of Landlord's failure to timely pay taxes and assessments. Landlord shall take reasonable steps to assure that the assessment of the shopping center is fair, just and equitable.

SECTION 36. Article XIV, Section 2 is amended by adding at the end thereof the following:

         As of the date hereof, no rental taxes are paid or payable by Landlord with respect to the shopping center.

SECTION 37. Article XV, Section 1 is amended by deleting the second grammatical paragraph thereof and the following is inserted in lieu thereof:

         For so long at Tenant is licensed to present and does present live blues entertainment at least two evenings per week in the Premises, Tenant shall not be required to make contributions to any Promotional Fund established by Landlord for the shopping center. Otherwise, as Tenant's contribution toward the advertising, promotion, public relations and administrative expenses relating to the promotion of the shopping center for each lease year of the lease term and any extended term, Tenant shall pay to Landlord $0.75 per square foot of gross leasable area of the Premises, prorated on a per diem basis in the case of a partial lease year, which sum shall be payable in equal monthly installments in advance on the first day of each calendar month of the lease term; provided that if the Commencement Date of the lease is on a day other than the first day of a calendar month, the first monthly installment shall be payable on the Commencement Date and all subsequent payments shall be payable on the first day of each calendar month of the lease term. The failure of any other tenant to contribute to the Promotional Fund shall not affect Tenant's obligations hereunder. On January 1, 1997 and on each January 1 thereafter Tenant's contribution per square foot of leasable area of the Premises shall be adjusted to an amount derived by multiplying $0.75 by a fraction, the numerator of which is the "price index" (as defined in Article XXXIV, Section 15) as of the date of the adjustment and the denominator of which is the price index for January, 1996

SECTION 38.  Article XV, Sections 2, and 3 are deleted in their entirety.

SECTION 39. Article XV, Section 4 is amended by adding at the end thereof the following:

         Notwithstanding the foregoing or any provision of this Lease to the contrary, Tenant shall not be required to pay dues or other amounts, however characterized, to any Merchant's Association formed by Landlord.

SECTION 40. Article XV, Section 5 is amended by adding after the first sentence thereof the following:

         Landlord shall endeavor to give Tenant reasonable notice of any name change, but Landlord's failure to do so shall not be a default on the part of the Landlord under the terms of this Lease.

SECTION 41. Article XVI, Section 1 is hereby deleted and the following is inserted in lieu thereof:

         Tenant shall indemnify and hold Landlord harmless against and from liability and claims of any kind for loss or damage to property of Tenant or any other person, except for willful misconduct or negligence of Landlord, its agents, contractors, and employees, or for any injury to or death of any person, arising out of: (a) Tenant's use and occupancy of the Premises, or any work, activity or other things allowed by

         Tenant to be done in or about the Premises; (b) any breach or default by Tenant of any of Tenant's obligations under this Lease; or (c) any negligent or otherwise tortious act or omission of Tenant, its agents, employees, invitees or contractors. Tenant shall at Tenant's expense, and by counsel satisfactory to Landlord and Tenant, defend Landlord in any action arising from any such claim and shall indemnify Landlord against all costs, attorneys' fees, expert witness fees and any other expenses incurred in such action. As a material part of the consideration for Landlord's execution of this Lease, Tenant hereby assumes all risk of damage or injury to any person or property in or about the Premises from any cause, including, without limitation, from environmental contamination from any source whatsoever. Landlord shall indemnify and hold Tenant harmless against and from liability and claims of any kind for loss or damage to property of Landlord or any other person, except for willful misconduct or negligence of Tenant, its agents, employees, invitees or contractors, or for any injury to or death of any person, arising out of: (a) any work, activity or other things allowed by Landlord to be done in or about the shopping center except for the Premises; or (b) any breach of default by Landlord of any of Landlord's obligations under this Lease.

SECTION 42. Article XVII, Section 1 is amended by adding after the first sentence the following:

         Landlord agrees that it will maintain fire insurance in an amount as is customary for similar retail shopping complexes.

SECTION 43. Article XVII, Section 2 is amended by deleting subparagraph (a) in its entirety and substituting in lieu thereof the following:

         (a) Commercial General Liability Insurance on an occurrence personal injury and property damage basis with a minimum limit of liability in the amount of two million dollars ($2,000,000) covering only Tenant's operations at the Premises, including water damage and sprinkler leakage legal liability. In addition, Tenant shall maintain at all times during the term and any extended term a two million dollar ($2,000,000) umbrella policy covering Tenant's operations at the Premises and, at Tenant's option, any of Tenant's other restaurants.

SECTION 44. Article XVII, Section 5 is amended by adding after the words "consent to such use" in the fourth line thereof the words "and if Landlord's insurer determines and notifies Landlord and Tenant that as a result of Tenant's business carried on in the Premises the insurance premiums payable by Landlord with respect to the shopping center have been increased,".

SECTION 45. Article XVIII is amended by adding immediately after the first sentence thereof the following: "Landlord shall not exhibit the Premises to prospective tenants more than 180 days prior to the end of the lease term, or any applicable extension thereof, and shall provide Tenant with reasonable advance notice that the Premises will be so exhibited." Article XVIII is further amended by adding after the words "damage by reason thereof" the words "unless due to Landlord's negligence."

SECTION 46. Article XIX, Section and Section 2 are amended by substituting for the word "building" wherever it appears the words "shopping center." Further, notwithstanding any provision of the Lease to the contrary, if Landlord elects not to rebuild the shopping center, the Lease shall terminate as of the date of the destruction.

SECTION 47. Wherever in Articles XIX or XX either Landlord or Tenant has the right to take action based upon the destruction, damage to or taking of a specified percentage of the shopping center or the land or the Premises, the percentage shall be determined by a construction professional (such as an architect, engineer, or surveyor) having at least 10 years experience in the construction industry who shall be selected by Landlord with the approval of tenant (which approval shall not be unreasonably withheld or delayed).

SECTION 48. Article XX, Section 4 is amended by adding at the end thereof the following:

         Nothing herein contained shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority, but not against Landlord, and retaining any award for the unamortized cost of Tenant's leasehold improvements (provided that leasehold improvements shall be amortized at the same rate as Tenant elects to depreciate the leasehold improvements for federal income tax purposes and that the cost amortized shall be reduced by the amount of credit taken by Tenant under Article I, paragraphs 4(b) and 5) and the value of or damage to and/or for the cost of removal of Tenant's trade fixtures and other personal property which under the terms of this Lease would remain Tenant's property upon the expiration of the term of this Lease, as may be recoverable by Tenant in Tenant's own right, or from retaining any other awards specifically made to Tenant, provided that no claim prosecuted by Tenant and no award retained by Tenant shall, except as provided herein, diminish or otherwise affect Landlord's award or be for any taking of the Premises, Tenant's leasehold interest in the Premises, the building of which the Premises are a part or other real estate, fixture or other property of Landlord constituting a part of or used in connection with the shopping center.

SECTION 49. Article XXI, Section 1 is amended by adding at the end thereof the following:

         The foregoing notwithstanding, Landlord will not unreasonably withhold its consent to the assignment of Tenant's leasehold interest or subletting of the Premises, subject to the following conditions:

         (i) Tenant shall not thereby be relieved from any liability hereunder;
         (ii) Any such assignee or sublessee shall enter into a writing with Landlord agreeing to be directly bound to Landlord for the payment and performance of all things to be paid and performed by Tenant hereunder;
         (iii) Without limiting the generality of the foregoing, any such assignee or sublessee shall be strictly bound to use the Premises only for the uses to which it may be put and subject to the restrictions in the uses to which it may be put, both as specifically set forth herein;
         (iv) Any such assignment or subleasing shall not have any detrimental economic impact on Landlord;
         (v) Such assignee or sublessee shall have a net worth as is reasonably determined by Landlord to be sufficient to permit such assignee or sublessee to pay and perform all things to be paid and performed by Tenant hereunder (provided, however, that the foregoing condition shall be applicable only as to subleases or assignments made after the expiration of the Guaranty of David W. Anderson); and
         (vi) Such assignee or sublessee shall continue to operate in the Premises under the same trade name utilized by Tenant or such other name as is reasonably acceptable to Landlord.

Subject only to the requirements contained in subparagraphs (i), (iii) and
(vi), Landlord hereby consents to the sublease of the Premises to Famous Dave's of America, Inc. based upon the representation by Tenant that Famous Dave's of America, Inc. d/b/a Famous Dave's BAR-B-QUE is a corporation wholly owned by David W Anderson and Kathryn W. Anderson, who are the sole shareholders of Tenant. In the event Tenant enters into such sublease, Tenant shall promptly furnish a copy of the same to Landlord.

SECTION 50. Article XXI, Section 2 is amended by deleting the second sentence thereof.

SECTION 51. Article XXII is amended by adding after the first sentence of the first grammatical paragraph the following. "For purposes hereof, 'competing establishment' means an establishment whose primary use is as a full-service bar-b-que restaurant."

SECTION 52. Article XXIV, Section 1(b) if amended by adding after the word "hereof" the words "and such failure shall continue for a period of five (5) days after notice from Landlord to Tenant."

SECTION 53. Article XXIV, Section 1(d) is amended by placing a period after the word "default" and inserting the following:

         In the event that the default is of such a nature as to reasonably require greater than thirty (30) days to cure, Tenant shall be permitted such longer reasonable period as is required to cure such default provided that Tenant immediately commences and diligently pursues curing such default.

SECTION 54. Article XXIV, Section 1(f) is amended by adding at the end thereof the words, "and Tenant fails to cause such writ to be released within 15 days of the date of the levy or attachment."

SECTION 55. Article XXIV, Section 1 is amended by adding subparagraph (h) as follows:

         Tenant shall fail to secure and keep in good standing a full liquor license for the Premises.

SECTION 56. Article XXIV, Section 2(a) is amended by inserting at the beginning thereof the following: "Except to the extent Landlord's rights are limited by law,"

SECTION 57. Article XXIV, Section 2(b) is amended by adding following the words "continuing" in the second line thereof the words, "beyond any applicable cure period as provided in this Lease."

SECTION 58. Article XXIV, Section 2(c) is amended by inserting after the first sentence the following:

         Landlord agrees that under the circumstances and subject to the conditions set forth in both the preceding and following sentences, Landlord will have an obligation to endeavor to relet the Premises. Landlord shall not be obligated to relet the Premises to any tenant, for any purposes other than as a full-service restaurant and licensed bar, and upon any terms which do not satisfy the conditions precedent specified in Article XXI, Section 1 as amended by Exhibit F, Section _, with respect to Landlord's consent to assignment or subletting, which, except for the amount of rental reserved or the length of the term are inconsistent with the terms hereof, or which are otherwise determined by Landlord to be detrimental to the shopping center, the other tenants therein or the economic benefits to Landlord as owner of the shopping center.

SECTION 59. Article XXIV, Section 2(h) is amended by adding after the word "Tenant" in the first line of the first grammatical paragraph thereof the words "which is not cured within the applicable cure period as provided in this Lease," and is further amended by adding after the word "such" in the first line of the second grammatical paragraph thereof the word "uncured."

SECTION 60. Article XXIV, Section 3 is amended by adding at the end thereof the following:

         Notwithstanding anything herein to the contrary, the security interest granted by Tenant to Landlord pursuant to this Section 3 shall automatically be subordinate to any lien placed by Tenant on Tenant's property for the purpose of securing payment of the purchase price thereof or the repayment of any loan made to pay the purchase price thereof or any leasehold mortgage made in connection with Tenant's operations in the Premises. Further, Landlord's rights hereunder shall automatically be subordinate to the rights of any equipment lessor as to the equipment leased by such lessor. Tenant shall execute and deliver any documents as Landlord may reasonably require to evidence and perfect the security interest granted herein.

SECTION 61.  Article XXV is deleted in its entirety.

SECTION 62. Article XXVI, Section 2 is amended by deleting the word "twice" from the sixth line and inserting in lieu thereof the words "one and one-half times"; and by deleting the phrase "(iii) the monthly promotional charge,".

SECTION 63.  Article XXVII is deleted in its entirety.

SECTION 64. Article XXXII is amended by adding immediately following the word "regulations" on the second line thereof the following: "(which rules and regulations shall be nondiscriminatory in their application to tenants of the same class)." Article XXXI I is further amended by adding at the end thereof the following:

         Tenant shall be open for business to the public during at least the following hours:

                 Monday-Saturday:          11:00 a.m. through 12:00 a.m.
                 Sunday:                   12:00 noon through 10:00 p.m.

         Tenant may extend the opening and closing hours as desired and as is otherwise allowed by law. Landlord agrees to keep the common areas of the shopping center open and to provide shopping center security services during Tenant's permitted business hours.

SECTION 65. Article XXXVIII is amended by adding at the end of the first sentence thereof the following:

         provided that such mortgagee or lender agrees to enter into a non-disturbance agreement that shall provide that in the event Landlord defaults under such mortgage or other security instrument, Tenant's possession of the Premises shall not be disturbed so long as Tenant is not in breach or default under this Lease.

SECTION 66. Article XXXII I is amended by adding at the end of the last sentence thereof the words ", provided Landlord has given Tenant notice of the name, address and contact person, of said mortgagee."

SECTION 67.  Article XXXIV is amended by adding Section 17 thereto as follows:

         Tenant shall promptly apply for and use its best efforts to secure a full liquor license for the Premises. Landlord shall cooperate with Tenant in securing such license, including but not limited to, allocating the number of parking spaces required by the City of Minneapolis. Tenant shall notify Landlord in writing immediately upon Tenant's receipt of such license.

         The obligations of Landlord and Tenant under this Lease are subject to the following contingencies:

         (a) David Anderson having personally guaranteed this Lease by executing a Guaranty in the form attached to this Lease as Exhibit E and having delivered such Guaranty to Landlord contemporaneously with the execution of the Lease.

         (b) Landlord having secured from First Trust Company of St. Paul a nondisturbance agreement in form and substance satisfactory to Tenant by January 19, 1996. In the event such agreement has not been secured by January 19, 1996, Tenant may terminate this Lease based upon such failure by giving written notice to Landlord in which event this Lease shall become null and void and neither party shall have any further right or obligation hereunder. In the event notice of termination is not given on or before January 19, 1996, the right to terminate this Lease pursuant to this subparagraph (c) shall cease, and this Lease shall continue in full force and effect.

         (c) Tenant having approved that certain Amended and Restated Lease dated December 30, 1982 between Landlord and Norman J. Ackerberg by January 19, 1996. Tenant may terminate this Lease based upon its review of said lease by giving written notice to Landlord in which event this Lease shall become null and void and neither party shall have any further right or obligation hereunder. In the event notice of termination is not given on or before January 19, 1996, the right to terminate this Lease pursuant to this subparagraph
                 (d) shall cease, and this Lease shall continue in full force and effect.

SECTION 68.  Article XXXIV is amended by adding thereto Section 18 as follows:

         SECTION 18. Whenever the consent of Landlord is required pursuant to the terms of this Lease, such consent shall not be unreasonably withheld so long as the following conditions are met:

         (a) The matter to which Landlord's consent is requested shall not be reasonably believed by Landlord to constitute a risk of any detrimental economic impact on Landlord;

         (b) The matter to which Landlord's consent is requested shall not be reasonably believed by Landlord to create any difficulty or impediment with respect to any existing or future contemplated financing on, or to be obtained on, the shopping center or with respect to any other tenant in the shopping center;

         (c) The matter to which Landlord's consent is requested shall not constitute a violation of, or place Landlord in default under, any other agreement, contract or other instrument relating to the shopping center or any tenant therein;

         (d) The matter to which Landlord's consent is requested shall not be reasonably believed by Landlord to have any significant detrimental impact, physically, economically or otherwise, on the shopping center, or on anything relative to the shopping center, or on Landlord's rights with respect to the shopping center;

         (e) At the time such consent is requested, there shall be no default existing or which would exist after the giving of notice, the passage of time, or both in any payment or performance of Tenant hereunder;

         (f) The satisfaction of any other conditions herein specifically set forth with respect to the matter with respect to which Landlord's consent if being requested.

SECTION 69.  Article XXXIV, is amended by adding thereto Section 19 as follows:

         SECTION 19. Anything in this agreement to the contrary notwithstanding, except for a failure to pay money due Landlord under this Lease, Tenant shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease if the same be due to any strike, lock-out or other labor trouble, material shortages, governmental restrictions, fire, acts of God, the elements, war, riot, rebellion or any other cause beyond the reasonable control of Tenant, provided that no such cause shall relieve Tenant of its obligation to pay rent and other amounts due Landlord hereunder or to perform any of the other covenants to be performed hereunder by Tenant except as the same may be delayed by such causes.

SECTION 7O. Article XXXIV is further amended by the addition of Section 20 thereto as follows:

         SECTION 20. Tenant covenants not to disclose the terms of this Lease to the media or tenants in the shopping center.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Exhibit F to the Lease as of this 4th day of January, 1996.

                                        LANDLORD:  CALHOUN SQUARE ASSOCIATES
                                                   LIMITED PARTNERSHIP

                                        By      Calhoun Square Associates
                                                General Partner of Calhoun
                                                Square Associates Limited
                                                Partnership

                                        By      RHH Limited Partnership
                                                General Partner of Calhoun
                                                Square Associates

                                        By
                                           _____________________________________
                                                General Partner of
                                                RHH Limited partnership

                                        TENANT:    LAKE & HENNEPIN BBQ
                                                   AND BLUES, INC.

                                        By
                                           _____________________________________

                                                Its_____________________________

                                   EXHIBIT G




Exhibit G consists of pictures showing the location of signs.

                               FIRST AMENDMENT TO
                                     LEASE


     THIS FIRST AMENDMENT TO LEASE is made and entered into this ______ day of March, 1996, by and between Calhoun Square Associates Limited Partnership, (hereinafter "Landlord") and Lake & Hennepin BBQ and Blues, Inc. (hereinafter "Tenant") and amends that certain Lease between Landlord and Tenant, dated January 4, 1996 for premises in the Calhoun Square Shopping Center (hereinafter referred to as the "Lease").

     WHEREAS, Tenant desires to expand the Premises by building a permanent addition thereto over the existing patio and by expanding into the interior common area of the shopping center; and

     WHEREAS, Landlord has consented to the expansion provided that adjustments are made to the rents and charges payable under the Lease.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, Landlord and Tenant do hereby agree as follows:

     Section 1. Except as hereinafter specifically provided to the contrary, all of the terms, covenants and conditions of the Lease are, and shall remain, in full force and effect. To the extent the provisions of this First Amendment conflict with the terms of the Lease, the provisions of this First Amendment shall be controlling.

     Section 2. Article I is hereby deleted in its entirety and the following is inserted in lieu thereof:

                           ARTICLE I - PERTINENT DATA

           Each reference in this Lease to any of the following terms shall be construed to include the pertinent data set forth below.

           1. PREMISES: The area designated as space no. G-109, plus the patio area immediately south of space no. G-109 on which Tenant will construct a fully enclosed expansion (the lower level, if any, of which shall be disregarded for purposes of computing minimum rent and additional rent so long as it is not used for customer seating and entertainment purposes), plus the currently existing farmers' market area (hereinafter the "Farmers Market Area") immediately east of space no. G-109 (which area shall not be included in determining the gross leasable area of the Premises as provided in Article II, Section 3). The gross leasable area as to which minimum rent, percentage rent and additional rent is payable is agreed to be 7,220 square feet. To the extent the expansion of the Premises into the existing common areas of the shopping center and onto the existing patio result in the Premises having a leasable area in excess of 7,220 square feet no minimum rent shall be payable as to the excess area, but such excess area (excluding the lower level unless and to the extent used for customer seating or entertainment purposes) shall be considered as part of the gross leasable area of the Premises for purposes of determining Tenant's share of common area expenses and, commencing January 1, 1998, Tenant's share of real property taxes. In the event any other tenant of the shopping center asserts that all or part of the excess area should have been included as part of the leasable area of the shopping center for purposes of calculating such tenant's share of taxes for the period beginning on the Commencement Date and ending December 31, 1997, and in the further event Landlord makes a refund to such tenant, Tenant shall reimburse Landlord in an amount equal to any such refund. The parties have based their determination of the gross leasable area of the Premises for certain purposes as being 7,220 square feet upon the assumption that the expansion of the storefront into the existing interior common area of the shopping center will add 222 square feet of gross leasable area. In the event the gross leasable area of the storefront expansion is other than 222 square feet, then the leasable area as to which minimum rent, percentage rent and additional rent are payable shall be adjusted upward or downward to reflect any change in the leasable area of the storefront expansion, and the minimum rents and percentage rent breakpoints set forth below shall be adjusted to reflect such change. In the event the parties cannot agree upon the adjustment in area resulting from the storefront expansion, and they shall promptly appoint a neutral architect licensed in the State of Minnesota to make the determination based on the provisions of Article II, Section 3, and such architect's determination shall be conclusive upon the parties.

           2. TERM: Fifteen full lease years, commencing on July 1, 1996 and ending on June 30, 2011. In addition, Tenant shall have options for two extended terms of five (5) years each as provided in Exhibit F, Section 8.

           3. PERMITTED USE: A full-service bar-b-que restaurant having a full-service bar and providing live blues entertainment with take-out dining available. In addition, Tenant shall be permitted to sell related merchandise bearing Tenant's trade name and/or logo, prerecorded music by bands appearing live at the Premises, and merchandise such as t-shirts related to such bands, provided such merchandise and music sales shall be incidental to Tenant's primary restaurant, bar and entertainment use.

           4. ANNUAL MINIMUM RENT:

           (a) For each year during the initial ten (10) years of the term of the Lease (i.e., through June 30, 2006), annual minimum rent shall be $129,960 per year, payable $10,830 per month.

           (b) Provided that Tenant completes its improvements (except for punch list items which do not prevent Tenant from operating) and opens for business on or before September 1, 1996 (subject to delays by reason of Acts of God, the negligence of Landlord or unreasonable delays by Landlord in reviewing Tenant's plans and specifications or other cause beyond the control of Tenant, provided that Tenant shall promptly notify Landlord in writing of such delays and shall use due diligence to overcome such delays as expeditiously as possible), and further provided that Tenant has met the requirements of Exhibit F, Section 6 as to the cost of tenant improvements, and further provided that Tenant is not in default beyond applicable cure periods of any of the covenants, terms and conditions of the Lease to be performed by Tenant, Tenant shall have a credit of $250,000 against the annual minimum rent next coming due hereunder. (See also Exhibit F, Section 69.)

           (c) For the five (5) years beginning on July 1, 2006 and ending June 30, 2011, annual minimum rent for each year during the first five (5) year extended term shall be $173,280 per year, payable $14,440 per month.

           (d) If Tenant effectively exercises the first option to extend the term of the Lease for an additional period of five (5) years beginning on July 1, 2011, annual minimum rent for each year during the first five (5) year extended term shall be $187,720 per year, payable $15,643.33 per month.

           (e) If Tenant effectively exercises the second option to extend the term of the Lease for an additional period of five (5) years beginning on July 1, 2016, annual minimum rent for each year during the second five
      (5) year extended term shall be $216,600 per year, payable $18,050 per month.

           5. PERCENTAGE RENT RATE: Five percent (5%) of annual gross sales. Accordingly, for each year during the initial ten (10) years of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $2,599,200; for each year of the next five years (i.e., July 1, 2006 - June 30, 2011) of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $3,465,600; for each year of the first option term of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $3,754,400; and for each year of the second option term of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $4,332,000.

      Notwithstanding anything to the contrary, provided that Tenant is not in default beyond applicable cure periods of any of the covenants, terms and conditions of the Lease to be performed by Tenant, Tenant shall have a credit against annual percentage rent coming due in each of the first five (5) full fiscal years of the initial term of $12,500. The maximum credit for which Tenant is eligible hereunder shall be $62,500. To the extent the full $12,500 credit is not used in any year, it shall be lost, it being the agreement of the parties that the credits shall not be cumulative.

           6. TENANT'S TRADE NAME: Famous Dave's BAR-B-QUE or Famous Dave's BAR-B-QUE & Blues.

           7. SECURITY DEPOSIT: $0.00

           8. COMMENCEMENT DATE: July 1, 1996. Tenant shall have the right of early possession as provided in Exhibit F, Section 9 for purposes of preparing the Premises for occupancy.

           9. ADDITIONAL PROVISIONS: Exhibit F contains additional provisions and amendments to this Lease. In the event of any conflict between the provisions contained in Exhibit F and any other provision of this Lease and its Exhibits, the provisions of Exhibit F shall control.

      Section 3. Exhibit F, Section 4 is hereby deleted and replaced with the following:

      SECTION 4. Article II, Section 3 is further amended by deleting the last sentence thereof and inserting the following:

            The area of the Farmers Market Area, the lower level of the expansion constructed on the existing patio so long as it is not used for customer seating and entertainment purposes, and any storage areas separately leased to Tenant shall be excluded in any calculation of the gross leasable area of the Premises.

     Section 4. Exhibit F, Section 6 is hereby deleted and replaced with the following:

      SECTION 6. Article II is further amended by adding a new Section 6 thereto reading as follows:

            SECTION 6. Tenant covenants and agrees that the total capitalized costs of the project determined in accordance with generally accepted accounting principles (but excluding pre-opening expenses in excess of $50,000, and consulting, development or similar fees paid or payable to Tenant, or to David Anderson or to entities affiliated or related to either of them) shall be not less than $700,000. Tenant shall provide Landlord promptly after substantial completion of the tenant improvements with paid invoices, mechanics' lien waivers or other evidence reasonably acceptable to Landlord of the project costs showing that Tenant has performed its obligations under this Section 6. Tenant shall have the right to construct an expansion of approximately 2,374 square feet to the south of space no. G-109 in accordance with plans and specifications approved by Landlord. All such work shall be done at Tenant's sole expense pursuant to plans and specifications approved by Landlord in writing prior to the commencement of construction.

      Section 5. Exhibit F, Section 12 is hereby deleted and replaced with the following:

      SECTION 12. Article V, Section 1 is further amended by deleting the second grammatical paragraph and inserting in lieu thereof the following:

            Percentage rent, if any, for the fiscal year ending June 30, 1997 shall be due and payable in full on or before July 31, 1997. Thereafter, percentage rent shall be determined and payable quarterly on or before the fifteenth (15th) day following the close of each such quarterly period during the term based on year-to-date gross sales for the fiscal year in which the quarter occurs. Quarters end on September 30, December 31, March 31 and June 30. The "annual breakpoint" for each full fiscal year during the first ten years of the term is $2,599,200. The "annual breakpoint" for the next five years of the term is $3,465,600. The "annual breakpoint" for the first five year extended term is $3,754,400. The "annual breakpoint" for the second five year extended term is $4,332,000. The first quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the first quarter exceed one-quarter of the relevant annual breakpoint. The second quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the first two quarters exceed one-half of the relevant annual breakpoint. The third quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the first three quarters exceed three-fourths of the relevant annual breakpoint. The fourth quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the year exceed the relevant annual breakpoint. The percentage rent credit provided for in Article I, paragraph 5 for each of the first five full fiscal years shall be taken against the first payments of percentage rent due hereunder. Further, if at the end of any such fiscal year the credit taken by Tenant in preceding quarters exceeds the amount of credit for which Tenant is eligible for the year, then Tenant shall, not later that fifteen (15) days after the end of the fiscal year, pay to Landlord the amount of the excess. If, at the end of any Fiscal Year, the total amount of estimated percentage rent paid by Tenant exceeds the total amount of percentage rent required to be paid by Tenant for the said Fiscal Year, Tenant shall, notwithstanding any provision in this Lease to the contrary, have the right to off-set such excess against the next payments of rent due hereunder. Any excess estimated percentage rental paid during the last Fiscal Year of the lease term will be refunded to Tenant as soon as the amount of such excess is ascertained. If, at the end of any Fiscal Year, the total amount of estimated percentage rent required to be paid by Tenant is less than the total amount of percentage rent required to be paid by Tenant for said Fiscal Year, the balance shall be due and payable in full thirty (30) days after the end of said Fiscal Year.

     Section 6. Exhibit F, Section 24 is hereby deleted and replaced with the following:

     SECTION 24. Article IX, Section 3 is amended by inserting at the end thereof the following:

     Notwithstanding the foregoing, Landlord consents to the presentation of live, amplified music in the Premises and agrees that Tenant will not be deemed to be in default of the Lease provided that Tenant strictly complies with all ordinances, rules and regulations of the City of Minneapolis having to do with the presentation of live music or having to do with noise, sound or nuisance, that live music be presented only after 9:00 p.m., that the sound not be transmitted or broadcast through outside speakers to the adjacent Farmers Market Area and that doors leading to the Farmers Market Area will not be propped open while live music is being presented. Nothing herein or elsewhere in the Lease shall be deemed to require Tenant to present live music in the Premises at any time after June 30, 1997.

     Section 7. Exhibit F, Section 31 is hereby deleted and replaced with the following:

     SECTION 31. Article XII, Section 1 is amended by adding at the end thereof the following:

     Notwithstanding the foregoing, Tenant shall be entitled to one listing on each shopping center directory. Subject to receipt of Landlord's prior written approval as to content, materials, and method of installation and to compliance with all applicable ordinances and regulations, Tenant shall have: (a) the exclusive right to place signage in the location depicted in Exhibit G-1, on the south exterior wall of the expanded Premises facing 31st Street, in the third floor window immediately below the "Calhoun Square" sign and in the two windows immediately adjacent to and on either side of such window as depicted in Exhibit G-3; (b) the exclusive right to place a sign below the second floor windows and above the shopping center entrance at the intersection of Hennepin and Lake as depicted in Exhibit G-3; and (c) the non- exclusive right to signage at the locations depicted in Exhibit G-4, G-5, G-6, G-7, G-8 and G-9 as part of a coordinated sign program developed by Landlord. In the event Tenant installs signs as described in subparagraph (c) above, before Landlord has finalized its coordinated sign program, and if Tenant's signs are removed within two (2) years of the Commencement Date such that Landlord can effectuate the coordinated sign program, then Landlord shall reimburse Tenant's cost of the signs so removed. If as part of Landlord's coordinated sign program, Tenant shares sign locations with other tenants, Tenant's contribution to the cost of the shared sign(s) shall be pro-rata based upon the total number of tenants on the shared sign(s).

                                        CALHOUN SQUARE ASSOCIATES
                                        LIMITED PARTNERSHIP

                                        By Calhoun Square Associates,
                                        General Partner of Calhoun Square
                                        Associates Limited partnership

                                        By RHH Limited Partnership,
                                        General Partner of Calhoun Square
                                        Associates


                                        By
                                          -----------------------------------
                                             General Partner of RHH
                                             Limited Partnership

                                        TENANT:  LAKE & HENNEPIN BBQ
                                                 AND BLUES, INC.


                                        By
                                          -----------------------------------
                                          Its
                                             --------------------------------

                              SECOND AMENDMENT TO
                                     LEASE


     THIS SECOND AMENDMENT TO LEASE is made and entered into this ______ day of __________, 1996, by and between Calhoun Square Associates Limited Partnership, (hereinafter "Landlord") and Lake & Hennepin BBQ and Blues, Inc. (hereinafter "Tenant") and amends that certain Lease between Landlord and Tenant, dated January 4, 1996 and amended by the First Amendment to Lease dated March 26, 1996 for premises in the Calhoun Square Shopping Center (hereinafter referred to as the "Lease")

     WHEREAS, Tenant is now constructing its improvements to the shopping center; and

     WHEREAS, Landlord and Tenant have agreed to certain modifications to the size and layout of the Premises and related changes in the rents and other charges payable by Tenant during the term of the Lease; and

     WHEREAS, as a result of the further expansion of the Premises beyond that contemplated in the First Amendment to Lease completion of Tenant's improvements to the Premises may be delayed by as much as one month.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, Landlord and Tenant do herebyagree as follows:

     Section 1. Except as hereinafter specifically provided to the contrary, all of the terms, covenants and conditions of the Lease are, and shall remain, in full force and effect. To the extent the provisions of this Second Amendment conflict with the terms of the Lease, the provisions of this Second Amendment shall be controlling.

     Section 2. Tenant shall have the right to enclose the Farmers Market Area immediately east of space No. G-109 and the gross leasable area of the Farmers Market Area shall, notwithstanding any provision of the Lease to the contrary, be included in determining the gross leasable area of the Premises. The gross leasable area of the Farmers Market Area is agreed to be 1,588 square feet.

     Section 3. Article I, Paragraph 1 is hereby deleted in its entirety and the following is inserted in lieu thereof:

           1. PREMISES: For purposes of this Lease, the Premises consist of (a) The area designated as space no. G-1O9 and the adjacent area to be constructed by Tenant expanding said space no. G-109 into the interior common area consisting of 6,226 square feet of gross leasable area; (b) The current patio area located immediately south of space no. G-109 on which Tenant will construct an expansion to the shopping center consisting of approximately 2,373 square feet of gross leasable area at street level with a basement, the area of which is not included in said 2,373 square feet and which is to be disregarded in the computation of any rents due under the Lease so long as said basement is not used for customer seating and entertainment purposes; (c) The current farmers market area (hereinafter the "Farmers Market Area") located immediately east of space no. G-109 which Tenant will expand and enclose and which, upon completion, will have a gross leasable area of approximately 1,588 square feet; and (d) The take-out waiting area which Tenant will construct between the patio area and the Farmers Market Area and which, upon completion, will have a gross leasable area of approximately 436 square feet. The total gross leasable area described above (exclusive of the basement) is 10,623 square feet.

     For purposes of computing the rents due under this Lease, the parties agree as follows:

            With respect to minimum rent only the gross leasable area of those portions of the Premises described in clauses (a) and (c), above, shall be taken into account;

            With respect to common area expenses other than taxes the entire gross leasable area of the Premises as described in clauses a),
            (b), (c), and (d), above, shall be taken into account;

            With respect to taxes for the period commencing on July 1, 1996 and ending on December 31, 1997 only the gross leasable area described in clause (a) shall be taken into account, but after December 31, 1997 the entire gross leasable area of the Premises as described in clauses (a), (b), (c) and (d), above shall be taken into account. Notwithstanding the foregoing, in the event any other tenant of the shopping center asserts that all or part of the areas described in clauses (b), (c) or (d), above, should have been included as part of the leasable area of the shopping center for purposes of calculating such tenant's share of taxes for the period beginning on July 1, 1996 and ending December 31, 1997, and in the further event Landlord makes a refund to such tenant, Tenant shall reimburse Landlord in an amount equal to any such refund.

     In the event the gross leasable area of the street level of that portion of the Premises described in clause (b) above is determined to be other than 2,373 square feet or the gross leasable area of the Farmers Market Area described in clause (c) above is determined to be other than 1,588 square feet or the gross leasable area of the take-out waiting area described in clause (d) is determined to be other than 436 square feet, the rents payable with respect to such areas shall be adjusted upward or downward to reflect such change. In the event the parties cannot agree upon the adjustment in area, they shall promptly appoint a neutral architect licensed in Minnesota to make the determination based upon the provisions of Article II, Section 3, and such architect's determination shall be conclusive on the parties.

     Section 4. Article I, Paragraphs 4 and 5 are hereby deleted in their entirety and the following is inserted in lieu thereof:

           4. ANNUAL MINIMUM RENT:

           (a) For each year during the initial ten (10) years of the term of the Lease (i.e., through June 30, 2006), annual minimum rent shall be $140,652 per year, payable $11,721 per month.

           (b) Provided that Tenant completes its improvements (except for punch list items which do not prevent Tenant from operating) and opens for business on or before October 1, 1996 (subject to delays by reason of Acts of God, the negligence of Landlord or unreasonable delays by Landlord in reviewing Tenant's plans and specifications or other cause beyond the control of Tenant, provided that Tenant shall promptly notify Landlord in writing of such delays and shall use due diligence to overcome such delays as expeditiously as possible), and further provided that Tenant has met the requirements of Exhibit F, Section 6 as to the cost of tenant improvements, and further provided that Tenant is not in default beyond applicable cure periods of any of the covenants, terms and conditions of the Lease to be performed by Tenant, Tenant shall have a credit of $250,000 against the annual minimum rent next coming due hereunder. (See also Exhibit F, Section 69.)

           (c) For the five (5) years beginning on July 1, 2006 and ending June 30, 2011, annual minimum rent for each year during the first five (5) year extended term shall be $187,536 per year, payable $15,628 per month.

           (d) If Tenant effectively exercises the first option to extend the term of the Lease for an additional period of five (5) years beginning on July 1, 2011, annual minimum rent for each year during the first five (5) year extended term shall be $203,164 per year, payable $16,930 per month.

           (e) If Tenant effectively exercises the second option to extend the term of the Lease for an additional period of five (5) years beginning on July 1, 2016, annual minimum rent for each year during the second five
      (5) year extended term shall be $234,420 per year, payable $19,535 per month.

           5. PERCENTAGE RENT RATE: Five percent (5%) of annual gross sales. Accordingly, for each year during the initial ten (10) years of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $2,813,040; for each year of the next five years (i.e., July 1, 2006 - June 30, 2011) of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $3,750,720; for each year of the first option term of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $4,063,280; and for each year of the second option term of the Lease, Tenant shall pay percentage rent equal to 5% of annual gross sales in excess of $4,688,400. Notwithstanding anything to the contrary, provided that Tenant is not in default beyond applicable cure periods of any of the covenants, terms and conditions of the Lease to be performed by Tenant, Tenant shall have a credit against annual percentage rent coming due in each of the first five (5) full fiscal years of the initial term of $12,500. The maximum credit for which Tenant is eligible hereunder shall be $62,500. To the extent the full $12,500 credit is not used in any year, it shall be lost, it being the agreement of the parties that the credits shall not be cumulative.

      Section 5. Exhibit F, Section 4 is hereby deleted and replaced with the following:

      SECTION 4. Article II, Section 3 is further amended by deleting the last sentence thereof and inserting the following:

            The area of the lower level of the expansion constructed on the existing patio so long as it is not used for customer seating and entertainment purposes, and any storage areas separately leased to Tenant shall be excluded in any calculation of the gross leasable area of the Premises.

      Section 6. Exhibit F, Section 6 is hereby deleted and replaced with the following:

      SECTION 6. Article II is further amended by adding a new Section 6 thereto reading as follows:

            SECTION 6. Tenant covenants and agrees that the total capitalized costs of the project determined in accordance with generally accepted accounting principles (but excluding pre-opening expenses in excess of $50,000, and consulting, development or similar fees paid or payable to Tenant, or to David Anderson or to entities affiliated or related to either of them) shall be not less than $700,000. Tenant shall provide Landlord promptly after substantial completion of the tenant improvements with paid invoices, mechanics' lien waivers or other evidence reasonably acceptable to Landlord of the project costs showing that Tenant has performed its obligations under this Section 6. Tenant shall have the right to construct an expansion of approximately 2,374 square feet to the south of space no. G-l09 , to enclose the Farmers Market Area of approximately 1,588 square feet to the east of space No. G-109 and to construct an expansion of approximately 436 square feet to the south of the Farmers Market Area in accordance with plans and specifications approved by Landlord. All such work shall be done at Tenant's sole expense pursuant to plans and specifications approved by Landlord in writing prior to the commencement of construction.

      Section 7. Exhibit F, Section 12 is hereby deleted and replaced with the following:

      SECTION 12. Article V, Section 1 is further amended by deleting the second grammatical paragraph and inserting in lieu thereof the following:

            Percentage rent, if any, for the fiscal year ending June 30, 1997 shall be due and payable in full on or before July 31, l997. Thereafter, percentage rent shall be determined and payable quarterly on or before the fifteenth (15th) day following the close of each such quarterly period during the term based on year-to-date gross sales for the fiscal year in which the quarter occurs. Quarters end on September 30, December 31, March 31 and June 30. The "annual breakpoint" for each full fiscal year during the first ten years of the term is $2,813,040. The "annual breakpoint" for the next five years of the term is $3, 750, 720. The "annual breakpoint" for the first five year extended term is $4,063,280. The "annual breakpoint" for the second five year extended term is $4,688,400. The first quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the first quarter
            exceed one-quarter of the relevant annual breakpoint.   The second
            quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the first two quarters exceed one-half of the relevant annual breakpoint. The third quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the first three quarters exceed three-fourths of the relevant annual breakpoint. The fourth quarterly payment shall be five percent (5%) of the amount by which Tenant's gross sales for the year exceed the relevant annual breakpoint. The percentage rent credit provided for in Article I, paragraph 5 for each of the first five full fiscal years shall be taken against the first payments of percentage rent due hereunder. Further, if at the end of any such fiscal year the credit taken by Tenant in preceding quarters exceeds the amount of credit for which Tenant is eligible for the year, then Tenant shall, not later that fifteen (15) days after the end of the fiscal year, pay to Landlord the amount of the excess. If, at the end of any Fiscal Year, the total amount of estimated percentage rent paid by Tenant exceeds the total amount of percentage rent required to be paid by Tenant for the said Fiscal Year, Tenant shall, notwithstanding any provision in this Lease to the contrary, have the right to off-set such excess against the next payments of rent due hereunder. Any excess estimated percentage rental paid during the last Fiscal Year of the lease term will be refunded to Tenant as soon as the amount of such excess is ascertained. If, at the end of any Fiscal Year, the total amount of estimated percentage rent required to be paid by Tenant is less than the total amount of percentage rent required to be paid by Tenant for said Fiscal Year, the balance shall be due and payable in full thirty (30) days after the end of said Fiscal Year.

                                        CALHOUN SQUARE ASSOCIATES
                                        LIMITED PARTNERSHIP

                                        By Calhoun Square Associates,
                                        General Partner of Calhoun Square
                                        Associates Limited Partnership

                                        By RHH Limited Partnership,
                                        General Partner of Calhoun Square
                                        Associates


                                        By
                                          ---------------------------------
                                                General Partner of RHH
                                                Limited Partnership

                                        TENANT: LAKE & HENNEPIN BBQ
                                             AND BLUES, INC.

                                        By
                                          ---------------------------------
                                          Its
                                             ------------------------------